United States District Court
For the Northern District of California
IN THE UNITED STATES DISTRICT COURT
FOR THE NORTHERN DISTRICT OF CALIFORNIA

MHC FINANCING, LTD, et al,	No C-00-03785 VRW

Plaintiffs,	FINDINGS OF FACTS,
CONCLUSIONS OF LAW
v	AND ORDER THEREON

CITY OF SAN RAFAEL,

Defendant,

CONTEMPO MARIN HOMEOWNERS
ASSOCIATION,
Defendant-Intervenor.
/
     MHC Financing Limited Partnership and Grapeland Vistas, Inc (collectively “MHC”), challenge the constitutionality of the City of San Rafael’s mobilehome rent and vacancy control ordinance (“the Ordinance”). MHC owns the Contempo Marin Mobilehome Park (“Contempo Marin”) in San Rafael. In its original complaint, MHC claimed the Ordinance violated the Takings Clause for failing substantially to advance a legitimate state interest. Doc #1. Such an attack was then expressly allowed by the law of this circuit. See Richardson v City and County of Honolulu, 124 F3d 1150, 1164 (9th Cir 1997). In Lingle v Chevron USA, Inc, 544 US

United States District Court
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528 (2005), the Supreme Court disallowed this ground of attack under the Takings Clause. In the meantime, there were substantial developments both in this litigation and in the applicable legal standards.
     In July 2001, the parties entered a settlement agreement in light of the Richardson standard. In this settlement, the City agreed to “initiate” amendments to the Ordinance that would eliminate vacancy control. Doc #23, Ex 1, § 2. In return, MHC agreed to dismiss the present suit and not challenge the constitutionality of the City’s Ordinance. Id. The settlement unraveled, however, when the residents of Contempo Marin prevailed on the City council to back out of the settlement, leading MHC to amend its complaint to allege that the City had breached the settlement agreement. Doc #78. The ensuing trial centered around the meaning of “initiate” in the parties’ settlement agreement: MHC contended this meant to begin repeal while the City argued this meant only to consider repeal. In November 2002, a jury ruled in favor of the City on these claims (Doc #350), and the court has since declined to disturb that verdict (Doc #468).
     The court also tried MHC’s takings claim at the November 2002, trial but delayed its findings of fact and conclusions of law pending the Supreme Court’s decision in Lingle, Doc #412, which ended up eviscerating the “substantially advances” theory on which MHC’s takings claim rested. Lingle, 544 US at 528. After Lingle was decided, defendant-intervenor Contempo Marin Homeowners Association (“CMHA”) renewed its motion to dismiss the remaining claims (Doc #446), and MHC moved to amend its complaint (Doc #450). On January 27, 2006, the court dismissed certain declaratory relief

United States District Court
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claims while permitting MHC to amend its complaint to allege other theories by which the Ordinance violates the Fifth Amendment and to add a Fourteenth Amendment substantive due process claim. Doc #468.
     In its second amended complaint, MHC seeks injunctive and declaratory relief under 42 USC § 1983, asserting that San Rafael’s mobilehome rent regulation violates MHC’s substantive due process rights, constitutes a regulatory taking under Penn Central Transportation Co v New York City, 438 US 104 (1978), and runs afoul of the “public use” requirement of the Fifth Amendment under the standards articulated in Kelo v City of New London, 545 US 469 (2005). Doc #471 (SAC).
     These claims were tried to the court without a jury on April 9, 11, 24 and 30, and May 1, 2007. Based on the testimony and evidence presented at the 2002 and 2007 trial, the court makes the following findings of fact and conclusions of law:
FINDINGS OF FACT
1.	Plaintiffs are MHC Financing Limited Partnership (now known as Equity LifeStyle Properties, Inc) and Grapeland Vistas, Inc. For ease of exposition, the court refers to plaintiffs collectively as “MHC” unless otherwise noted. MHC operates as a real estate investment trust, or REIT, and is publicly traded on the New York Stock Exchange. 10/30/02 Tr at 69:1-2. The REIT provides a structure for investors to pool their resources in real estate or rental properties similar to that which mutual funds provide for investment in stocks and bonds. 10/30/02 Tr at 69:3-7.

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2.	Defendant is the City of San Rafael (“City” or “San Rafael”). Located approximately 15 miles north of San Francisco, San Rafael is the county seat of Marin County, California. 10/30/02 Tr at 74:9-11.

3.	Contempo Marin Homeowners Association (“CMHA”), an unincorporated association, is a defendant-intervenor in this action. CMHA seeks to uphold the legality of the Ordinance.

4.	A “mobilehome” or “manufactured home” is a dwelling constructed at a factory and then moved and installed at another site. 11/25/02 Tr at 38:22-39:6.

5.	Contempo Marin Mobilehome Park (“Contempo Marin”) is a mobilehome park located in San Rafael. There are 396 mobilehome spaces at Contempo Marin, and approximately 1000 people live at the park. 4/24/07 Tr at 467:25-468:10.

6.	Contempo Marin is one of two facilities to which San Rafael applies the Ordinance. The other facility is known as RV Park of San Rafael, a 30-site park populated with “campers, RV’s [and] trailers” rather than mobilehomes. 11/5/02 at 67:16-24; 4/11/07 Tr at 391:18-392:17. The units at the RV Park have wheels, are attached to wheeled vehicles or are capable of having wheels mounted. The RV Park has limited amenities. Due to the mobility of most of its units and its limited amenities, the RV Park is not comparable to Contempo Marin. Consequently, Contempo Marin is the sole location of its type in San Rafael and thus offers a unique form of housing in San Rafael.

7.	At Contempo Marin, MHC leases plots of land, called “pads” or “spaces” for the purpose of installing a mobilehome on the

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plot. At its own expense, MHC furnishes and maintains, for the use of pad lessees, their families and guests, private roads within the park and various community facilities including a clubhouse, walking trails, tennis courts, a lagoon, swimming pool, sauna, library and other recreational amenities. 10/30/02 Tr at 70:8-15.
8.	Pad lessees at Contempo Marin who wish to relocate have usually sold their mobilehomes in place rather than pulling them from the park and moving them to another location. In the case of in-place transfers of mobilehomes at Contempo Marin, purchasers, in addition to acquiring the mobilehome, take over the pad leasehold on which the mobilehome is located and the right of access to and use of the various community facilities. California law entitles in-place transferees to assume the prior lessees’ lease with its attendant rights.

9.	Pad lessees at Contempo Marin are subject to rules created by MHC and its predecessor. Those rules allow only new mobilehomes to be placed on vacant pads. In addition, these rules require the removal of the mobilehome’s axel once situated on a pad and provide that the cost of installing utility connections, a garage, steps, porches, decks and landscaping must be borne by the pad lessee. The cost of maintaining these improvements, as well as fencing, driveways and walkways, is also borne by the pad lessee.

10.	Pad lessees at Contempo Marin own and maintain their individual mobilehomes. Pad lessees pay monthly rent to MHC for use of their respective pads and the community facilities and services that MHC provides. MHC holds legal title to the

United States District Court
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pads at Contempo Marin, as well as the community facilities. Pad lessees have no legal interest in the land at Contempo Marin except the possessory interest and other rights set forth in their pad leases. These leases do not grant any property rights to Contempo Marin. Paragraph 19 of the standard lease states that:
all plants, shrubs and trees planted on the premises, as well as structures, including fences permanently imbedded in the ground if allowed in the park pursuant to the rules and regulations, blacktop or concrete, or any structures permanently attached to the ground shall become the property of the park as soon as they are installed and may not be removed by the resident without the prior written consent of the park. Residents shall maintain, repair, and when necessary at the park’s sole discretion, remove and/or replace all of the above at resident’s sole expense and responsibility and shall be completely responsible for each of them although they are the property of the park, which may remove them at its option.” MHC Trial Ex 227, at Tab H.
11.	As of 2002, the average tenure of Contempo Marin residents is about ten years. 10/30/02 Tr at 83:6-10; City Trial Ex EX.

12.	Housing costs in the San Francisco Bay area are among the highest in the United States. Mobilehomes at Contempo Marin offer certain cost advantages over traditional or “stick built” housing: (a) mobilehomes at Contempo Marin are largely assembled in a factory employing mass production techniques; and (b) a mobilehome pad lessee at Contempo Marin avoids the capital outlay required to own the ground upon which the mobilehome sits. Offsetting these advantages, however, interest rates for the purchase of a mobilehome are generally higher than for stick built housing due to the lower residual

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value and shorter useful life of mobilehomes. MHC Trial Ex 105 at 15-17; 11/19/02 Tr at 76.

13.	In 1977, the Department of Housing and Urban Development (“HUD”) established certain guidelines for mobilehomes. As a general rule, mobilehomes produced before implementation of these guidelines command less value than mobilehomes produced in accordance with these guidelines. Availability of financing for the purchase of pre-HUD guideline mobilehomes is essentially non-existent from conventional lenders in the San Francisco Bay area. 10/30/02 Tr at 77:15-17, 79:6-21.
14.	Post-HUD guideline mobilehomes are more comparable to “stick built” homes than pre-HUD guideline homes. Post-HUD mobilehomes average more than 1400 square feet and have features such as peaked roofs, porches, bay windows, fireplaces, designer kitchens and fully appointed baths. Post-HUD guideline mobilehomes sell on average for approximately $60,000. City Trial Ex BV; 11/21/02 Tr at 88:12-89:15.
15.	Formerly, most of the mobilehomes at Contempo Marin were manufactured before 1976 and thus were not subject to the HUD guidelines. In order to upgrade the park, MHC has purchased some of these older mobilehomes, obtained their offsite salvage values and replaced them with newer, post-HUD mobilehomes. This effort increased the desirability of Contempo Marin as a residential location and benefitted the remaining Contempo Marin pad lessees.
16.	Contempo Marin contains less than 2 percent of the housing units in San Rafael and less than 4/10ths of 1 percent of the

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housing stock in Marin County. MHC Trial Ex 104 at 9. The housing markets in San Rafael and Marin County are part of the much larger housing market in the San Francisco Bay area. This market offers consumers a wide variety of housing alternatives. The resale prices that Contempo Marin residents can realize for their mobilehomes and the rentals that MHC can charge for pad leaseholds compete with and are limited by these housing alternatives.
Regulation of Mobilehome Parks
17.	In 1978, California enacted the California Mobilehome Residency Law, Cal Civ Code §§ 798 et seq. The legislature found that “because of the high cost of moving mobilehomes, the potential for damage resulting therefrom, the requirements relating to the installation of mobilehomes, and the cost of landscaping or lot preparation, it is necessary that the owners of mobilehomes occupied within mobilehome parks [i e, pad lessees] be provided with the unique protection from actual or constructive eviction afforded by the provisions of this chapter.” Cal Civ Code § 798.55(a).
18.	The California Mobilehome Residency Law provides pad lessees an ongoing tenancy that can be terminated only at the option of the pad lessee. A park owner may terminate a leasehold only for cause, as defined by the statute, such as the nonpayment of rent or the failure to abide by park rules. Id § 798.56. The law also permits pad lessees to sell their coaches in-place to purchasers who must be offered a tenancy for the pad. Id §§ 798.17, 798.18, 798.73, 798.75. This

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restriction on mobilehome park owners stands in contrast to California’s property tax regime, under which municipalities that provide comparable services, such as roads, parks, walking trails, libraries and other recreational amenities, obtain a stepped-up tax upon the resale of property. See section 2 of article XIIIA of the California Constitution (enacted by Proposition 13) (establishing an acquisition-value assessment system).

19.	The California Mobilehome Residency Law permits mobilehome landowners to negotiate rental agreements of longer than twelve months duration that are exempt from rent control. See Cal Civ Code § 798.17. But the statute grants tenants a right to refuse a long-term lease and be offered a rent controlled lease with “the same rental charges, terms, and conditions * * * during the first 12 months.” Id
§ 798.17(c).
20.	In 1989, the City enacted the Mobilehome Rent Stabilization Ordinance, San Rafael Municipal Code Chapter 20.04 (the 1989 Ordinance). The 1989 Ordinance limited annual rent increases that mobilehome park owners could charge pad lessees to a graduated percentage of the California, All Urban Consumers, San Francisco-Oakland-San Jose index (“CPI-C”). Id, § 20.04.040(B). If the change in CPI-C was 5 percent or less, the park owner was entitled to increase pad rents by a percentage equal to the change in CPI-C. Id. If the CPI-C increased between 5 percent and 10 percent, the park owner could raise pad rents by a percentage equal to 75 percent of the overall change in CPI-C. Id. If the CPI-C increase was greater than 10 percent, the park owner could increase pad

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rents by a percentage equal to 66 percent of the overall change in CPI-C. Id. Under the 1989 Ordinance, park owners could seek a greater increase through a defined process. Id, § 20.10.180.

21.	The purpose of the 1989 Ordinance was to “establish a speedy and efficient method of reviewing rent increases in mobilehome parks to protect homeowners [ie, pad lessees] from arbitrary, capricious or unreasonable rent increases while insuring owners and/or operators and investors a fair and reasonable return and encouraging competition in the provision of mobilehome lots.” Id, § 20.04.010(J). The 1989 Ordinance contained a finding that mobilehomes “constitute an important source of housing for persons of low and moderate income.” Id, § 20.04.010(B). The 1989 Ordinance described many pad lessees as “elderly, some of whom live on small fixed incomes” and who “may expend a substantial portion of their income on rent and may not be able to afford other housing within the city.” Id, § 20.04.010.
22.	The 1989 Ordinance did not contain “vacancy control” provisions. The park owner was thus able to raise the pad rent, irrespective of rent control, charged to a new pad lessee who took over the prior pad lessee’s lease. See MHC Ex 104 (Quigley report) at 5 (explaining that under vacancy control, the right to rent the pad at the regulated price is transferred to a new lessee at the then current pad rental value).
23.	In 1993, the City amended the 1989 Ordinance to include vacancy control provisions (1993 Amendments). In so doing,

United States District Court
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the City made additional findings, including the following:
a.	“Establishment of rent regulations on spaces where ownership of the mobilehome is transferred but the mobilehome remains, sometimes referred to as ‘vacancy control,’ is an important part of rent control policy as it protects mobilehome owners from excessive space rent increases and permits sales of mobilehomes without ‘unconscionable’ rent increases to the new owner”;
b.	“Rent control regulations, including vacancy control, can assist in providing affordable housing in combination with city programs and actions to help provide a variety of housing types within a range of costs affordable to low and very low income households”;
c.	“A significant number of residents have become residents following the effective date of [the 1989 Ordinance] and were required to pay a rental rate substantially higher than comparable spaces”; and
d.	“Many residents of such spaces are senior citizens on fixed incomes and have been forced to pay unnecessarily high rents and/or have been constrained in their ability to sell their mobilehomes.”
24.	Prior to enactment of the 1993 Amendments, when a tenant terminated tenancy at Contempo Marin and either sold his mobilehome to an incoming tenant or removed the mobilehome, MHC was able to negotiate a new rent with an incoming tenant. This allowed MHC to realize the fair market rental of the mobilehome pad.
25.	Prior to enactment of the 1993 Amendments, the City did not

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conduct an investigation or other inquiry to determine any of the facts stated as grounds for enactment of the 1993 Amendments. The City did not have a factual basis to make any finding that MHC charged or attempted to charge “excessive” or “unconscionable” space rent increases upon in-place transfers of mobilehomes at Contempo Marin, Contempo Marin residents “were required to pay a rental rate substantially higher than comparable spaces” or Contempo Marin residents “have been forced to pay unnecessarily high rents and/or have been constrained in their ability to sell their mobilehomes.” There was in fact no basis for any of the stated grounds for the enactment of the 1993 Amendments.

26.	At the time the 1993 Amendments were enacted, Contempo Marin was owned by De Anza Assets, Inc (“De Anza”).
27.	On April 19, 1993, De Anza filed suit in Marin County superior court, De Anza Assets, Inc v City of San Rafael, Case No AO63017.
28.	There, De Anza alleged that the 1993 Amendments amounted to a regulatory taking in violation of the Takings Clause of the Fifth Amendment to the United States Constitution.
29.	The superior court sustained a demurrer to the De Anza first amended complaint without leave to amend on the basis that De Anza had not stated and could not state a cause of action.
30.	While an appeal of the superior court’s demurrer was pending, in August 1994, MHC purchased Contempo Marin and has continued to operate the park to the present.
31.	On October 6, 1994, the state court of appeal affirmed in part and reversed in part the superior court’s grant of a demurrer

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and remanded the case to the superior court. While the court of appeal concluded that “the Amendments do not constitute a regulatory taking,” it nonetheless reversed and remanded on other grounds. City Trial Ex BR at 15.

32.	The parties in the De Anza litigation took no further action. On November 5, 2002, the superior court dismissed the De Anza litigation for failure to prosecute.

33.	MHC is not affiliated with the plaintiffs in the De Anza litigation.
34.	On November 1, 1999, the City further amended its mobilehome rent control ordinance by enacting the regulation here at issue (the 1999 Amendments).* The City replaced the sliding scale formula of the 1993 Amendments that provided for graduated annual rent increases depending on the magnitude of inflation, with a single formula that limited increases to 75 percent of any increase in the CPI-C. City Trial Ex AI. In addition, the 1999 Amendments modified the manner in which the cost of capital improvements could be recovered by park owners. Id.
35.	San Rafael’s mobilehome rent regulation provides an administrative procedure by which park owners such as MHC may seek rent increases beyond that which the regulation’s formula provides in order to obtain “a just and reasonable return.” City Trial Ex AB
§ 20.12.050.

*	The Ordinance as amended in 1999 is set out in the Appendix showing the deletions and additions made by the 1999 Amendments.

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36.	On October 13, 2000, MHC commenced the instant suit challenging the constitutionality of the City’s regulations on the ground that they violate the Takings Clause of the Fifth Amendment as made applicable to the states by the Fourteenth Amendment. See Doc #1.
Economic Impact of the Ordinance on MHC
37.	Coupled with the earlier enactments, the 1999 Amendments changed the operation of San Rafael’s mobilehome rent regulation to render it certain that mobilehome pad rents would fall progressively further behind market rents.
38.	Prior to the 1999 Amendments, the automatic rent increase formula provided that rent increases could essentially keep pace with the prevailing rates of inflation. Under the prior regime, park owners were automatically entitled to increase rents by 100 percent of the change in the CPI-C if the annual increase was 5 percent or less in a given year. In no year from 1993 to 1999 did the CPI-C increase at an annual rate greater than 5 percent. See Bureau of Labor Statistics, United States Dep’t of Labor website, at http://data.bls.gov/PDQ/servlet/SurveyOutputServlet?data_tool=dropmap&series_id=CUURA422SA0,CUUSA422SA0 (“change output options”) (last visited January 26, 2008).
39.	The 1999 Amendments, coupled with the vacancy control provision of the 1993 Amendments, impose a continually growing gap between the fair market rental value of a mobilehome pad leasehold and the rental rate MHC is permitted to charge at Contempo Marin. During its first year of operation, the

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formula limited the rent increase to 75 percent of the increase in the CPI-C. The following chart depicts this gap assuming a constant rate of inflation of 5 percent and a base rent of $500 per month.
40.	After ten years, the increase in the fair market value of the leasehold would be approximately 30 percent greater than the increase in the amount paid by pad lessees under the 1999 Amendments. Because the formula prior to the 1999 Amendments provided for rent increases to rise at 100 percent of inflation if the local CPI-C increased by 5 percent or less, the increase in the amount paid by pad lessees under the previous formula would also be 30 percent greater than the cumulative increase allowed under the 1999 Amendments. After thirty years, the gap between the rent under the pre-1999 formula and the rent permitted under the 1999 Amendments rises to 40 percent. See also 11/6/02 Tr at 197:5-198:3.
41.	The 1999 Amendments created a premium in the resale prices of

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mobilehomes located in Contempo Marin. This premium corresponds to and is equal to the capitalized value of the difference between the fair market rental value of mobilehome pads at Contempo Marin and the rental permitted to be charged under the 1999 Amendments. MHC Trial Ex 104 (Quigley report) at 6-8; MHC Trial Ex 137 at 3.

42.	Under operation of the 1999 Amendments, the economic value of the below fair market rent for the mobilehome pad is simply capitalized into the selling price of the mobile home in the event of an in-place transfer. Indeed, the amendments reduced MHC’s revenue streams from Contempo Marin and the value of its property by $10,609,136. See MHC Trial Ex 103 (Fischel report) at 30; 11/6/02 Tr at
196:5-197:3.
43.	In making in-place transfers of mobilehomes at Contempo Marin, purchasers and sellers negotiate one sales price. This sales price is composed of the replacement value of the mobilehome itself and the premium attributable to San Rafael’s regulation of mobilehome pad rentals. Parties do not separately negotiate these two components of value. Estimates must be made to determine these components of value. The most reliable and widely used source of estimates of the replacement value of mobilehomes at Contempo Marin are found in the data compiled by the National Automobile Dealers Association (NADA). Estimates of replacement value in the NADA guides make adjustments for transportation and setup costs and tenant improvements such as carports, porches, awnings, additions and the like. Insurance rates for mobilehomes at Contempo Marin are based on replacement values.

United States District Court
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44.	The average replacement value of the mobilehomes sold at Contempo Marin between January 1999 and July 2002 was approximately $27,000. Most of these sales (fifty-nine out of sixty-nine) occurred after enactment of the 1999 Amendments.
45.	Since the 1999 Amendments, including the several years that elapsed from the commencement of this action to the start of trial, San Rafael’s scheme of mobilehome rent regulation created a premium in the price of mobilehomes sold in place at Contempo Marin. Purchasers of mobilehomes in Contempo Marin after the 1999 Amendments have paid a premium reflecting the present value of expected rent savings due to San Rafael rent regulation. This premium averages $67,000 for the right to enjoy the below market regulated rent.
46.	The premium paid by new pad lessees in Contempo Marin who purchased existing mobilehomes following enactment of the 1999 Amendments reflected nearly full monetization of the expected rent benefits of the 1999 Amendments. See MHC Ex 137 (Quigley supp) at 3 (estimating the premium plus associated financing costs to represent nearly 100 percent of the economic benefits under the 1999 Amendments). Commencing in 2000, MHC provided a notice to all incoming pad lessees of the pendency of this lawsuit and the possibility that rent control and/or vacancy control for mobilehome pad rentals in San Rafael may be eliminated. On July 13, 2001, San Rafael through its city attorney’s office notified Contempo Marin residents that it had entered into a settlement agreement with MHC to eliminate the City’s mobilehome vacancy control regulations. The difference between full capitalization of expected rent

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control benefits to existing pad lessees of the 1999 Amendments is the product of incoming tenants’ uncertainty concerning the continued viability of rent and vacancy control at Contempo Marin. If the 1999 Amendments are determined to be constitutional, full capitalization (100 percent) of the below-market rentals produced by the 1999 Amendments will be realized by existing pad lessees at Contempo Marin. See 11/27/02 Tr at 70:12-19.

47.	The evidence presented in 2007 corroborates the court’s capitalization analysis. In 2007, MHC’s expert, Dr Quigley, used a data source for real estate sale prices different from the NADA valuation he relied on in 2002. Quigley’s findings and regression analysis nonetheless yield consistent results, namely, that the benefits that arise from the Ordinance were capitalized into higher selling prices of mobilehome coaches in Contempo Marin. 4/24/2007 Tr at 482:14-483:21; 502:11-19; MHC Trial Ex 392.
48.	The level of capitalization would be even greater but for the uncertainty about the future of the rent regulation due to this litigation. 4/24/2007 Tr at 502:11-503:9, 502:22-503:9.
49.	Since the 2002 trial, the average sales price for mobilehomes sold have risen to $119,606, City Trial Ex EV; Ex 392, yielding an average premium in excess of $98,000 and representing about 82 percent of the value of the transaction. 4/24/07 Tr at 612:25-613:3; MHC Trial Ex 392 at 9913. In 2007, 21 mobilehomes sold in Contempo Marin at a mean price of $154,000, MHC Trial Ex 400. Most of these units were pre-HUD mobilehomes. 4/30/07 Tr at 782:13-20; 783:11-21.

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50.	According to the annual letters sent by MHC to the City for the purpose of calculating the annual automatic rent pursuant to the Ordinance, the average monthly space rents at Contempo Marin for 1999 through 2006 were as follows:

1999:	$613.73
2000:	$630.43
2001:	$654.24
2002:	$663.65
2003:	$652.81
2004:	$659.31
2005:	$664.85
2006:	$675.32
City Trial Ex AJ, CQ.
51.	As a result of the capitalization of below market mobilehome pad rentals into the resale price of mobilehomes at Contempo Marin, the City’s mobilehome rent control regulations do not contribute to the availability of low-cost (i e, below market rate) housing in San Rafael. Nor do the regulations foster the availability of housing to senior citizens as the value of the below market pad rentals available at Contempo Marin is greater, other factors being the same, to a prospective purchaser having a longer rather than shorter life expectancy.
52.	For new or prospective mobilehome residents at Contempo Marin, their cost of housing includes both cash outlays or finance payments for the mobilehome as well as the pad rental. The total economic cost of housing at Contempo Marin remains at market levels because of the increased cost of the mobilehome necessary to impound the capitalized value of below market pad rentals. The 1999 Amendments transfer the capitalized value of the difference between market pad rentals at Contempo Marin

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from plaintiffs to pad lessees in possession of Contempo Marin pads at the time of the effectiveness of the 1999 Amendments.

53.	The City presented evidence purporting to show that the difference between the selling prices of mobilehomes after enactment of the 1999 Amendments and the “book values” for those homes, as published in the NADA Mobile/Manufacture Housing Appraisal Guide, were not the result of the Ordinance. The City introduced a study of mobilehome parks located in other cities that are not subject to rent control. See City Ex 106 (Brabant report) at 21-25. The study concluded that the recent sale prices of mobilehomes in those parks were comparable to recent sale prices in Contempo Marin, as measured on a per-square-foot basis. Id at 25. This evidence is not credible due to the failure of this presentation to control for variation in the quality of the mobilehome parks used for comparison.
54.	The City’s expert also opined that the higher sales prices of mobilehomes in Contempo Marin, compared to their NADA book values, were attributable not to the capitalization of the benefits of below-market rent but rather the desirability of Contempo Marin’s location. See Brabant Report (City Ex 106), at 20. The locational value of a mobilehome in Contempo Marin is not the product of any investment of a Contempo Marin mobilehome owner, by situating a mobilehome on a pad at Contempo Marin and connecting utilities to the mobilehome or otherwise. 11/25/02 Tr at 141:4-142:6.
55.	The premium by which Contempo Marin-located mobilehomes exceed their NADA book values is six to eight times larger than the

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location value claimed by the City. Id at 132:10-133:2. The City’s argument pertaining to location value simply does not account for the magnitude of the premium observed; nor does it undermine the evidence that the economic benefits of the Ordinance will be monetized and transferred to mobilehome owners who had leases in Contempo Marin at the time of its amendment.

56.	Finally, the City also objects to MHC’s expert report on the ground that its reliance on NADA book values is erroneous. While the City contends that MHC’s experts lacked the necessary background and training to apply the information contained in the NADA book, the City fails to point to any logical or foundational deficiencies in those experts’ testimony.
Impact on MHC’s Fifth Amendment Rights
57.	The Takings Clause of the Fifth Amendment of the United States Constitution states, in relevant part, “[N]or shall private property be taken for public use, without just compensation.” US Const amend V. The Takings Clause applies to the states through the Fourteenth Amendment. See, e g, Dolan v City of Tigard, 512 US 374, 383-84 (1984).
58.	“[W]hile property may be regulated to a certain extent, if regulation goes too far it will be recognized as a taking.” Pennsylvania Coal Co v Mahon, 260 US 393, 415 (1922).
59.	The Takings Clause’s proper role is to “[bar] government from forcing some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a

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whole.” Lingle v Chevron USA, Inc, 544 US 528, 537 (2005), quoting Armstrong v United States, 364 US 40, 49 (1960) (internal quotations omitted). Nevertheless, states retain “broad power to regulate * * * the landlord-tenant relationship * * * without paying compensation for all economic injuries that such regulation entails.” Loretto v Teleprompter Manhattan CATV Corp, 458 US 419, 440 (1982).

60.	“[W]here the government merely regulates the use of property, compensation is required only if considerations such as the purpose of the regulation or the extent to which it deprives the owner of the economic use of the property suggest that the regulation has unfairly singled out the property owner to bear a burden that should be borne by the public as a whole.” Yee v City of Escondido, 503 US 519, 522-23 (1992).
61.	“The Penn Central factors — though each has given rise to vexing subsidiary questions — have served as the principal guidelines for resolving regulatory takings claims * * *.” Lingle, 544 US at 538-39.
62.	Regulatory takings jurisprudence “aims to identify regulatory actions that are functionally equivalent to the classic taking in which the government directly appropriates private property or ousts the owner from his domain. * * * [T]he Penn Central inquiry turns in large part, albeit not exclusively, upon the magnitude of a regulation’s economic impact and the degree to which it interferes with legitimate property interests.” Lingle, 544 US at 539-40, quoting Penn Central Transp Co v City of New York, 438 US 104, 124 (1978) (internal quotations omitted).

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63.	“In addition, the character of the governmental action — for instance whether it amounts to a physical invasion or instead merely affects property interests through some public program adjusting the benefits and burdens of economic life to promote the common good — may be relevant in discerning whether a taking has occurred.” Id, quoting Penn Central, 438 US at 124 (internal quotations omitted). The court addresses each Penn Central factor in turn.
(1) Magnitude of the Ordinance’s economic impact on MHC
64.	The Supreme Court has measured economic impact in several different ways, including assessing the market value of the property, see Hodel v Irving, 481 US 704, 714 (1987), determining whether the regulation makes the property owner’s business operation “commercially impracticable,” Keystone, 480 US at 493-96 (1987), and evaluating the possibility of other economic uses of the land besides sale, see Andrus v Allard, 444 US 51, 66 (1979).
65.	“The court should consider, along with other relevant matters, the relationship of the owner’s basis or investment, and the fair market value before the alleged taking to the fair market value after the alleged taking. In determining the severity of the economic impact, the owner’s opportunity to recoup its investment or better, subject to the regulation, cannot be ignored.” Florida Rock Indus v United States, 18 F3d 1560, 1566-67 (Fed Cir 1994) (Florida Rock IV), quoting Florida Rock Indus v United States, 791 F2d 893, 905 (Fed Cir 1986) (Florida Rock II).

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66.	“Since loss of economic use and value is the issue in this regulatory taking case, it is not possible, absent a valid determination in the record of the ‘after imposition’ value of the land, to know if a taking occurred, much less what the Government must pay for it.” Florida Rock IV, 18 F3d at 1573.
67.	The Ninth Circuit defined “economic impact” in the context of a regulatory takings claim in Garneau v City of Seattle, holding that “plaintiffs must show that the value of their property diminished as a consequence of the [ordinance at issue]. Further, plaintiffs must show that the diminution in value is so severe that the [ordinance at issue] has essentially appropriated their property for public use.” 147 F3d 802, 808 (9th Cir 1998).
68.	As explained, absent the Ordinance, MHC could obtain average rents in 2006 of approximately $1700 (and $1800 in 2007). 4/11/07 Tr at 418:13-18; 409:14-411:4. This estimation reflects a compound annual increase in rents of approximately 6 percent from 2001 to 2006. 5/1/07 Tr at 972:4-13. Lending support to these figures, the compounded annual increase from 1998 to 2006 for neighboring Captains Cove property is approximately 13 percent per year. 4/30/07 Tr at 972:14-973:23.
69.	Rents under the Ordinance, however, were limited to under $700, City Trial Ex EX, depriving MHC of approximately $5.2 million in annual net operating income (“NOI”) ($1100 x 396 sites x 12 months). The Ordinance thus has the effect of eliminating at least 75 percent of the NOI that MHC would realize under market conditions. 5/1/07 Tr at 981:18-983:15;

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4/30/07 Tr at 834:25-835:11 (City’s expert, Dr Ken Baar, acknowledging that MHC is worth less than 25 percent of the value that it would have if MHC could collect market rents of $1800 a site). Consider Florida Rock Indus v United States, 45 Fed Cl 21, 33-38 (Fed Cl 1999) (Florida Rock V) (finding that the economic impact was severe because the property value diminished by 75 percent without offsetting benefits).

70.	Compounding these losses, MHC remains responsible for maintaining and repairing an aging infrastructure and for incurring other capital expenditures without a reasonable means to recoup the capital, recover its costs of financing the same or obtaining a return on the same. 5/1/07 Tr 983:3-15; 4/11/07 Tr at 292:19-21. This state of affairs has led MHC to spend millions of dollars in legal fees simply to protect its property rights. 5/1/07 Tr at 979:20-980:20.
71.	Based on the City’s own expert analysis, MHC’s net operating income has declined over the last seven years — even if legal expenses related to capital expenditures are not included as expenses. City Ex EO. Even if both legal expenses and expenses incurred by MHC’s corporate office related to the park are excluded, its NOI has been completely frozen. Id. 4/30/07 Tr at 821:8-822:3.
72.	Without the Ordinance, the park would be worth approximately $120 million. 5/1/07 Tr at 971:11-19. This valuation comports with the estimation of MHC’s expert of the per parcel land value of $360,000, which amounts to a value of $140 million for the park. Further corroboration is found in the value of market rents for the park ($1800 a month in 2007),

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under which the NOI in 2007 would exceed $7 million. 4/11/07 Tr at 418:13-18; 409:14-411:4. Such an NOI level translates into a $118 million value for the park under a 6 percent capitalization rate, the rate suggested by the City’s expert. See 4/30/07 Tr at 743:9-13.

73.	The Ordinance, however, deprives MHC of most of the park’s value. The City’s expert valued the park at less than $23 million in 1999, MHC Trial Ex 13, and MHC’s Chief Executive Officer asserts that the park is worth even less today. 5/1/07 Tr at 982:10-983:15.

74.	The City’s regulatory regime also prevents MHC from seeking investment alternatives for the park. The City intends to retain Contempo Marin as a mobilehome community. MHC Trial Ex 300; 4/9/07 Tr at 167:13-24 and 169:17-24. In accordance with its “general plan,” the City adopted a special zoning ordinance (no 1626), which designates Contempo Marin as a mobilehome park and proscribes any other use of the land. MHC Trial Ex 301.

75.	Because the City is obligated to follow its general plan, 4/11/07 Tr at 421:6-8, if MHC seeks to change the use of the park, it must convince the City to modify or repeal ordinance 1626. MHC Trial Ex 301; 4/11/07 Tr at 435:22-436:6 and 295:8- 24. Any change in zoning would require approval from the City council — the same council that adopted ordinance 1626 and has committed in its general plan to retain Contempo Marin as a mobilehome park. 4/11/07 Tr at 436:7-24.

76.	To change the use of the park, MHC would need to obtain various permits, many of which would require approval by the

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City council. 4/11/07 Tr at 296:3-297:7 and 437:15-20. Even if MHC sought to subdivide the land, rather than change the use of each space, it would be required to obtain permits that require the City council’s approval. 4/11/07 Tr at 296:3-12.

77.	The City’s aims with respect to Contempo Marin are further evidenced by its reversal concerning the settlement the parties agreed to in July 2001, see Doc #23, Ex 1, § 2, under which the City agreed to “initiate” amendments to the ordinance that would eliminate vacancy control. The City reversed course in order to save the premiums obtained by Contempo Marin residents through operation of the Ordinance. This establishes that the City will not accept a change of use that displaced those residents. 4/11/07 Tr at 297:8-298:4.

78.	Owing to the political and litigation risks MHC would face in seeking a change of use and the costs, as demonstrated by MHC’s efforts to obtain a discretionary rent increase, it would be commercially impracticable and wholly futile for MHC to seek a change of use. 4/11/07 Tr at 297:8-14.

79.	Nor does the prospect of selling the park alleviate the burden imposed on MHC. 5/1/07 Tr at 982:10-16. Inasmuch as the City’s conduct undermines MHC’s investment it likewise diminishes the value of the park to prospective investors. MHC’s ability to attract capital is similarly frustrated by the City’s regulations. 5/1/07 Tr at 983:3-984:1.

80.	Accordingly, the court concludes that the Ordinance imposed by the City is functionally equivalent to a physical taking of all or an overwhelming percentage of the value of MHC’s land.

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(2) Interference with MHC’s reasonable investment-backed expectations
81.	“Evaluation of the degree of interference with investment- backed expectations instead is one factor that points toward the answer to the question whether the application of a particular regulation to particular property ‘goes too far.’” Palazzolo v Rhode Island, 533 US 606, 634 (2001) (O’Connor concurring) (emphasis in original).

82.	“The Penn Central opinion suggested it is important whether or not the expected use of the property was the primary expectation for the property.” Florida Rock Indus v United States. 45 Fed Cl 21, 38 (Fed Cl 1999) (Florida Rock V), citing Penn Central, 438 US at 136 (“So the law does not interfere with what must be regarded as Penn Central’s primary expectation concerning the use of the parcel.”)

83.	“Although there is no right to recoup one’s investment, the inability to do so weighs in plaintiff’s favor, since the regulation consequently places a greater burden on plaintiff.” Florida Rock V, 45 Fed Cl at 39.

84.	“Marketplace decisions should be made under the working assumption that the Government will neither prejudice private citizens, unfairly shifting the burden of a public good onto a few people, nor act arbitrarily or capriciously, that is, will not act to disappoint reasonable investment-backed expectations. The Government, in a word, must act fairly and reasonably, so that private parties can pursue their interests.” Florida Rock Indus v United States. 18 F3d 1560, 1571 (Fed Cir 1994) (Florida Rock IV).

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85.	A Penn Central claim is “not barred by the mere fact that title was acquired after the effective date of the state- imposed restriction.” Palazzolo, 533 US at 630. Nonetheless, the timing of the regulation’s enactment relative to the acquisition of title is not immaterial to the Penn Central analysis. “Indeed, it would be just as much error to expunge this consideration from the takings inquiry as it would be to accord it exclusive significance.” Palazzolo. 533 US at 633 (O’Connor concurring).

86.	Before purchasing the park, MHC’s business objectives were to acquire manufactured housing community properties “that have strong cash flow growth potential” and “hold such properties for long-term investment and capital appreciation.” 4/9/07 Tr at 20:15-24.

87.	Pursuant to this business plan, MHC purchased the Contempo Marin park as part of a portfolio transaction in which the company acquired approximately eleven properties (“DeAnza Portfolio”), 4/11/07 Tr at 309:14-310:4, which included rent controlled and non-rent controlled properties. MHC’s expectations in purchasing the park were to achieve market appreciation over time. 4/9/07 Tr at 23:6-12.

88.	When MHC purchased the park in 1994, it had a reasonable expectation that it would be provided a reasonable return on its property value.

89.	The City’s amendments to the Ordinance in 1999 frustrated MHC’s expectations by increasing dramatically the burden of the Ordinance on MHC. 4/11/07 Tr at 329:14-20; 5/1/07 Tr at 974:8-975:10 and 981:18-982:3. As set forth below, much of

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the economic injury suffered by MHC has been incurred after the enactment of the 1999 Ordinance, which MHC could not reasonably anticipate in 1994. According to the calculations of MHC’s expert, the amendments immediately transferred $10 million from MHC to park tenants. Id; MHC Trial Ex 103. 5/1/07 Tr at 976:8-977:8.

90.	Absent the Ordinance, MHC could obtain average rents in 2006 of approximately $1700 (and $1800 in 2007), as opposed to the $700 it presently receives. 4/11/07 Tr at 418:13-18; 409:14- 411:4. Starting from MHC’s base rent from 1998, if MHC had been permitted to increase rent at a rate consistent with the rate of increase in housing costs in the immediate area, then MHC would have been able to increase its rents by approximately $900 a month during that period. Hence, approximately 90 percent ($900 out of $1000) of the economic impact of the Ordinance on MHC’s rents is a function of the application of the Ordinance after 1999.

91.	Not only did the 1999 Amendments reduce the rent increases, but they changed the “fair return” standard in a way that impedes MHC’s ability to obtain a return on capital expenditures.

92.	MHC had no reason to expect that the City would amend the Ordinance, transferring much of the park’s value to third parties, 4/11/07 Tr at 329:19-20; 330:1-7, and denying MHC return on its capital in an escalating real estate market. 4/11/07 Tr at 292:19-21.

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93.	Accordingly, the City’s enforcement of the Ordinance has interfered with MHC’s reasonable and investor-backed expectations.
(3) Character of the City’s Ordinance
94.	The character of the government action being complained of is central to determining whether a regulatory taking has in fact occurred under Penn Central, To make this determination, courts look to “balance the liberty interest of the private property owner against the Government’s need to protect the public interest through imposition of the restraint.” Cienega Gardens v United States, 331 F3d 1319, 1338 (Fed Cir 2003).

95.	Courts must also assess whether the relevant regulation “forc[es] some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a whole.” Armstrong v United States, 364 US 40, 49 (1960); see also Florida Rock Indus Inc v United States, 45 Fed Cl 21, 22 (Ct Cl 1999) (Florida Rock V) (stating that compensation is due under the Fifth Amendment where consideration of the Penn Central factors indicates that a plaintiff “was singled out to bear a burden which ought to be paid for by the society as a whole”); Nollan v California Coastal Commission, 483 US 825, 836 n4 (“If the Nollans were being singled out to bear the burden of California’s attempt to remedy these problems, although they had not contributed to it more than other coastal landowners, the state’s action, even if otherwise valid, might violate * * * the Takings Clause.”).

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96.	Through the Ordinance, the City has singled out MHC to bear a public burden that, in all fairness and justice, should be borne by the public as a whole. Contempo Marin and the RV Park are the only landowners in all of San Rafael that are unable to obtain market value for any part of their property.

97.	Moreover, the RV Park has few, if any, mobilehomes — only recreational type vehicles, which may be moved in and out of the park easily. 11/5/02 at 67:16-24; 4/11/07 Tr at 391:18- 392:17. The RV Park also provides many fewer amenities than those available at Contempo Marin. 4/11/07 Tr at 391:18- 393:2. Consequently, MHC is uniquely affected by the City’s Ordinance. No other landowner in San Rafael suffers a burden that is remotely comparable.

98.	Nor has the City proffered a basis for singling out MHC to bear this burden. The affordability of housing is a market- wide problem; it is not attributable to Contempo Marin, the sole property made to bear the burden of law cost housing in San Rafael. Housing prices are set by market-wide forces, not the unilateral decisions of real estate providers. 4/24/07 Tr at 467:21-468:10. None of the City’s affordable housing policies — other than the Ordinance here — imposes a similar burden on other San Rafael property owners. 4/24/2007 Tr at 520:19-521:24.

99.	The City’s expert Ken Baar conceded that Contempo Marin has not contributed disproportionately to the problem of affordable housing in San Rafael. 4/24/07 Tr at 516:19-517:3. To the contrary, absent rent regulations, mobilehomes constitute an affordable housing choice because they reduce

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the capital required to acquire a single family home. 4/24/07 Tr at 516:19-517:3. Mobilehomes are produced at roughly half the cost per square foot of stick built homes and do not require tenants to purchase the land upon which the mobilehome sits. City Trial Ex BC at 112; 11/21/02 Tr at 95:12-96:18.

100.	The City has placed a disproportionate burden on MHC not only by imposing the Ordinance but also by enacting a special zoning ordinance that designates Contempo Marin as a mobilehome park, rendering it commercially impracticable for MHC to change the use of its land. 4/11/07 Tr at 294:14- 298:4.

101.	The City’s “General Plan 2000” established a specific goal of implementing the mobilehome rent control ordinance and developing a specialized zoning district “to ensure preservation of the Contempo Marin Mobilehome Park.” 4/9/07 Tr at 169:14-170:5, 229:7-12.

102.	It is immaterial that the Ordinance technically applies to two landowners. MHC has nonetheless been “singled out.” “The relevant class for comparing treatment or allocation of any burden in a takings analysis is that of the class of persons disturbed by the lack of affordable housing — presumably all of society — and the group of people available to remedy that problem.” Cienega Gardens, 331 F3d at 1339.

103.	MHC’s operation within a regulated industry does not alter this fact. See Wash Legal Foundation v Legal Found of Wash, 271 F3d 835, 861 (9th Cir 2001) (remarking that “the character of the government action is best viewed in the context of the industry it regulates” in concluding that statutes taking

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interest from lawyer client trust accounts was constitutional in part because lawyers constitute a heavily regulated industry). The Ordinance at issue here is atypical; it imposes a virtually unique burden on MHC.

104.	The magnitude of the Ordinance’s economic impact on MHC, the degree to which the Ordinance interferes with MHC’s reasonable investment-backed expectations and the character of the City’s conduct all support a finding that the Ordinance is functionally equivalent to an unconstitutional taking that singles out MHC to bear a public burden that, in all fairness and justice, should be borne by the public as a whole. See Penn Central Transp Co v City of New York, 438 US 104, 124 (1978) (internal quotations omitted).

105.	Accordingly, the application of the Ordinance to Contempo Marin gives rise to a regulatory taking under the standards set forth in Penn Central.
San Rafael’s Private Taking
106.	The Takings Clause of the Fifth Amendment of the United States Constitution states, in relevant part, “Nor shall private property be taken for public use, without just compensation.” US Const Amend V. The Takings Clause applies to the states through the Fourteenth Amendment. See, for example, Dolan v City of Tigard, 512 US 374, 383-84 (1984).

107.	‘“[I]t is only the taking’s purpose, and not its mechanics,’ * * * that matters in determining public use.” Kelo v City of New London, 545 US 469, 482 (2005), quoting Hawaii Housing Authority v Midkiff, 467 US 229, 244 (1984).

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108.	“For more than a century, [Supreme Court] public use jurisprudence has wisely eschewed rigid formulas and intrusive scrutiny in favor of affording legislatures broad latitude in determining what public needs justify the use of the takings power.” Kelo, 545 US at 483.

109.	“Without exception,” the Supreme Court has “defined [‘public purpose’] broadly” reflecting a “longstanding policy of deference to legislative judgments in this field.” Kelo, 545 US at 480.

110.	“[I]f a legislature, state or federal, determines there are substantial reasons for an exercise of the taking power, courts must defer to its determination that the taking will serve a public use.” Midkiff, 467 US at 244.

111.	“Viewed as a whole, [Supreme Court] jurisprudence has recognized that the needs of society have varied between different parts of the Nation, just as they have evolved over time in response to changed circumstances. Our earliest cases in particular embodied a strong theme of federalism, emphasizing the ‘great respect’ that we owe to state legislatures and state courts in discerning local public needs.” Kelo, 545 US at 482, citing Hairston v Danville & Western R Co, 208 US 598, 606-07 (1908).

112.	“When the legislature’s purpose is legitimate and its means are not irrational, our cases make clear that empirical debates over the wisdom of takings — no less than debates over the wisdom of other kinds of socioeconomic legislation — are not to be carried out in the federal courts.” Kelo, 545 US at

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488, quoting Midkiff, 467 US at 242 (internal quotations omitted).

113.	The Ninth Circuit has held that mobile home rent control ordinances are legitimate if their stated legislative purposes are “to alleviate hardship created by rapidly escalating rents; to protect owners’ investments in their mobile homes; to equalize the bargaining position of park owners and tenants; and to protect residents from unconscionable and coercive changes in rental rates.” Levald, Inc v City of Palm Desert, 998 F2d 680, 690 (9th Cir 1993).

114.	While the Supreme Court has “not elaborated on the standards for determining what constitutes a ‘legitimate state interest[,]’ * * * [it has] made clear * * * that a broad range of governmental purposes” are legitimate. Nollan, 483 US at 834.

115.	“An attempt to define [the police power’s] reach or trace its outer limits is fruitless, for each case must turn on its own facts. The definition is essentially the product of legislative determinations addressed to the purposes of government, purposes neither abstractly nor historically capable of complete definition. Subject to specific constitutional limitations, when the legislature has spoken, the public interest has been declared in terms well-nigh conclusive. In such cases the legislature, not the judiciary, is the main guardian of the public needs to be served by social legislation * * *. This principle admits of no exception merely because the power of eminent domain is involved.” Berman, 348 US at 32 (internal citations omitted).

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116.	A city, however, “would no doubt be forbidden from taking * * * land for the purpose of conferring a private benefit on a particular private party.” Kelo, 545 US at 477, citing Midkiff, 467 US 229 at 245 (“A purely private taking could not withstand the scrutiny of the public use requirement; it would serve no legitimate purpose of government and would thus be void.”).

117.	The Supreme Court has further explained that “it has long been accepted that the sovereign may not take the property of A for the sole purpose of transferring it to another private party B, even though A is paid just compensation. On the other hand, it is equally clear that a State may transfer property from one private party to another if future ‘use by the public’ is the purpose of the taking * * *.” Kelo, 545 US at 477.

118.	Nor may a city “be allowed to take property under the mere pretext of a public purpose, when its actual purpose was to bestow a private benefit.” Kelo, 545 US at 477.

119.	The Supreme Court, however, has “rejected the contention that the mere fact that the State immediately transferred the properties to private individuals upon condemnation somehow diminished the public character of the taking.” Kelo, 545 US at 482.

120.	Justice Kennedy, who joined the Kelo majority opinion in its entirety, issued a concurrence in which he wrote that “[a] court applying rational-basis review under the Public Use Clause should strike down a taking that, by a clear showing, is intended to favor a particular private party, with only

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incidental or pretextual public benefits.” Id at 491. Justice Kennedy derived this rule from two Equal Protection cases in which the Court proclaimed that “[a] legitimate state interest must encompass the interests of members of the disadvantaged class and the community at large, as well as the direct interests of the members of the favored class. It must have a purpose or goal independent of the direct effect of the legislation * * *.” Cleburne v Cleburne Living Center, Inc, 473 US 432, 452 n4 (1985) (Stevens concurring).

121.	“A court confronted with a plausible accusation of impermissible favoritism to private parties should treat the objection as a serious one and review the record to see if it has merit, though with the presumption that the government’s actions were reasonable and intended to serve a public purpose.” Kelo, 545 US at 491 (Kennedy concurring).

122.	The Kelo court found that the taking at issue in the case satisfied the public use requirement because it involved a “carefully considered” development plan that lacked evidence of an illegitimate purpose (such as a purpose to benefit Pfizer or another private entity). Id at 478 & n6. Indeed, the majority noted, the identities of the private entities who would benefit were not known when the plan was adopted. “It is, of course, difficult to accuse the government of having taken A’s property to benefit the private interests of B when the identity of B was unknown.” Id at 478 n6.

123.	Justice Kennedy noted approvingly that the trial court’s conclusion was based on extensive fact-finding:

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The trial court considered testimony from government officials and corporate officers; documentary evidence of communications between these parties; respondents’ awareness of New London’s depressed economic condition and evidence corroborating the validity of this concern; the substantial commitment of public funds by the State to the development project before most of the private beneficiaries were known; evidence that respondents reviewed a variety of development plans and chose a private developer from a group of applicants rather than picking out a particular transferee beforehand; and the fact that the other private beneficiaries of the project are still unknown because the office space proposed to be built has not yet been rented.
Id at 491-92 (citations omitted).

124.	To succeed on this claim, MHC must prove by a preponderance of the evidence that the circumstances surrounding the Ordinance’s enactment make clear that the proffered public purposes asserted as justification for the Ordinance are palpably without reasonable foundation, see Midkiff, 467 US at 240, or that the City imposed the Ordinance under the mere pretext of a public purpose, when its actual purpose was to bestow a private benefit, see Kelo, 545 US at 478.

125.	As explained, the court finds that the Ordinance creates a premium in subsequent sales of mobilehomes in parks subject to its regulation. This premium reflects the capitalized value of the expected privilege of paying increasingly below-market rents and the ability to sell that benefit to future buyers. See Yee, 503 US at 526 (stating that due to the “unusual economic relationship between park owners and mobile home owners[,] * * * any reduction in the rent for a mobile home pad causes a corresponding increase in the value of a mobile

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home, because the mobile home owner now owns, in addition to a mobile home, the right to occupy a pad at a rent below the value that would be set by the free market”).

126.	The payment of this premium is no different from the transfer of rental rights along with “key money” in regulation of apartment rents, as both are mechanisms by which current residents may capture the economic value of the regulation and thereby deprive the intended beneficiaries of any advantage. See MHC Trial Ex 103, 104, 341; 11/19/02 Tr at 33-35, 52-55; Yee, 503 US at 530 (explaining that because apartment tenants “do not sell anything to their successors and are often prohibited from charging ‘key money’, * * * a typical rent control statute will transfer wealth from the landlord to the incumbent tenant and all future tenants”).

127.	The premium created by the Ordinance, on the other hand, allowing current mobilehome owners to capture the monetized value of below-market rent ultimately vitiates the connection between the Ordinance and the goals it was intended to further.

128.	As part of its inquiry into whether the City imposed the Ordinance under the mere pretext of a public purpose, the court must examine whether there is any connection between the operative provisions and the asserted purposes of the Ordinance. Nollan v Calif Coastal Comm’n, 483 US 825, 837 (1987); Yee, 503 US at 530.

129.	In this case, the creation and transfer of the premium weighs against a finding that the operative provisions of the Ordinance bear relation to the public goals it is meant to

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further. See Yee, 503 US at 526, citing Hirsch & Hirsch, Legal-Economic Analysis of Rent Controls in a Mobile Home Context: Placement Values and Vacancy Decontrol, 35 UCLA L Rev 399, 430-31 (1988).

130.	The City advances three purportedly legitimate governmental interests furthered by the Ordinance: (1) protection of mobilehome owner equity; (2) protection of fixed-income residents and (3) creation of more affordable housing. Assuming without deciding that all three interests, as a general matter, are legitimate state interests, see City of Monterey, 526 US at 732 (Scalia concurring), the court discusses each in turn.
(1) Protection of existing mobilehome owners’ equity
131.	The City contends that without the Ordinance and in particular vacancy control mobilehome park owners like MHC would be able to extract a portion of the mobilehome owners’ equity in their homes upon sale of the mobilehome. An increased rental rate upon transfer of ownership makes it more difficult for current owners to sell their homes combined with the general impracticality of moving mobilehomes and the scarcity of available pads in surrounding areas mean that “the park owner could force existing tenants to sell the coach-in-place at ‘distress-sale prices.’” Adamson, 854 F Supp at 1493.

132.	The City bases this argument on the reasoning in Adamson. The Adamson court noted that the price at which a mobilehome owner can sell her mobilehome is related to the lease that will be charged to a new owner. Id (“From the standpoint of a

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prospective buyer with a set amount of money to pay for a coach, the lower the rent he must pay, the more money he will have left over to dedicate to the mortgage on the coach.”).

133.	The Adamson court then noted that the price a new owner would be willing to pay is based in part on the “placement value” of the mobilehome. Id at 1488-89. The court then noted that even though mobilehomes depreciate, prices obtained by mobilehome owners upon sale of their mobilehomes have increased. Id. The court reasoned from this that the “placement value makes up a substantial, if not the dominant, element of the purchase price of a coach upon a change in tenancy.” Id. This results in the mobilehome owners and the park owners [w]sharing” in the placement value upon a sale of the mobilehome. Id.

134.	The Adamson court then concluded that the historical arrangement whereby mobilehome owners seemed to capture a portion of the placement value created an “expectation that they will be able to substantially recoup that investment upon the sale of the coach.” Id. This expectation in turn created a property right to a portion of the placement value. Id.

135.	Notwithstanding the district court’s considered ruling in Adamson, this court concludes that the City’s argument fails for two reasons. First, the mobilehome owners’ equity in their mobilehomes is limited to the salvage value of the mobilehome. There is simply no legal authority for the proposition that a tenant has any interest in the placement value of the mobilehome. It is axiomatic that “[t]he effect of [a] lease is to carve an estate for years out of [the

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lessor’s ownership of an estate in fee simple in the premises] and to leave in the lessor a reversion in fee simple.” Cornelius J Moynihan, Introduction to the Law of Real Property § 8 at 91 (2d ed 1988). While a lessee may possess an interest in the increased value of his leasehold as a result of an increase in the value of the estate during his tenancy, the court is unaware of any authority that permits a tenant to transform any part of the lessor’s reversionary interests into his own upon the termination of the leasehold.

136.	Given the nature of an interest in fee simple, the opposite is true. See Hirsch & Hirsch, 35 UCLA L Rev at 429 (emphasizing that “placement value is not equity” belonging to the tenant; “the mobile home coach owner’s equity would be the value of the coach less encumbrances on the coach”). The coach is considered to be the tenant’s personal property; as the City’s own expert testified, the coach’s attachment to the site does not constitute any “investment” in the location value of the lessor’s reversionary fee simple interest. See 11/25/02 Tr at 141:4-142:6; 2 Nichols on Eminent Domain § 5.03[5][a] at 5-151 (rev 3d ed 2000).

137.	Accordingly, the mobilehome owners’ only equity in their mobilehomes is the salvage value of their units, which is the replacement value minus the pull-out costs. The mobilehome owners’ leasehold interest is analogous to the leasehold interest of an apartment dweller. An apartment dweller who confronts a raise in rent beyond his capability or willingness to pay can relocate apartments. Such relocation will involve the “pull-out costs” of moving his or her belongings.

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Likewise, a mobilehome owner seeking to sell the coach in-place but unable to do so because of the park owner’s intent to increase the pad rental beyond any prospective mobilehome purchaser’s willingness to pay confronts pull-out costs. The mobilehome owner may have significantly greater pull-out costs than apartment dwellers. But the magnitude of these costs does not alter the legal relationship created by the lease.

138.	Because existing pad lessees do not have any legally recognized property interest in the location value of their mobilehomes, the Ordinance does not serve to protect an interest legitimately owned by a pad lessee in the location value of the pad.

139.	Second, mobilehome park owners have no mechanism nor any incentive to extract equity from the mobilehome owners. The City contends that the existence of pull-out costs gives MHC (and other mobilehome park owners) leverage that can be used to appropriate the equity that mobilehome owners possess in their mobilehomes. As described above, the mobilehome owners’ only equity is the salvage value of their mobilehomes, which is the replacement value less the pull-out cost. The City envisions a situation in which a park owner attempts to charge such a high rent that a mobilehome owner would be required to sell his mobilehome at below its salvage value. In such a situation, the mobilehome owner would merely refuse to sell the mobilehome at that price. The mobilehome owner could move from the park and recover from MHC the salvage value, thus avoiding the pull-out costs. Because the mobilehome owners’ equity interest does not include any locational value in the

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pad except as a pad lease provides, that interest needs no protection and the Ordinance cannot find constitutional rescue on this purported public interest.

140.	In fact, as evidenced by the analysis in Adamson, park owners have an incentive to provide a benefit to outgoing mobilehome owners rather than extract equity from them. Without vacancy control, the park owner may charge a new tenant more than the previous tenant. Discounting transactional costs associated with setting up a new lease, a park owner would, therefore, prefer new tenants to old tenants because new tenants will pay more. Additionally, a new tenant who must provide a mobilehome will have to pay transportation costs. These costs take away money that could otherwise be used to pay a higher pad rent. Accordingly, in order to induce old tenants to move and to leave their mobilehomes in place, a park owner may choose to share some of the placement value with the outgoing tenant.
(2) Creation of more affordable housing
141.	The Ordinance fails to create more affordable housing for incoming tenants. The court has found that the Ordinance creates a premium representing the capitalized value of transferable below-market rent. This means that incoming tenants will not receive any benefit from the rent control provisions. The benefit of a lower rent will be entirely offset by the need to pay a higher capital outlay upfront. Rather than create more affordable housing, the Ordinance creates less affordable housing.

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142.	Vacancy control also fails to create more affordable housing for incumbent tenants. The vacancy control ordinance of 1989 does not influence the current rent that a tenant must pay. This rate is regulated by the 1999 Amendments, which set the rent at a base rate plus 75 percent of the CPI-C. Accordingly, vacancy control does not influence the rent that the current tenant must pay.

143.	As explained, vacancy control provides a one-time wealth transfer from the park owners to the mobilehome owners. This transfer occurs upon the enactment of the vacancy control provision, but the cash value of the transfer is usually not realized until the mobilehome is sold to a new tenant.

144.	To be sure, the premium transfer makes housing more affordable for the incumbent mobilehome owner, but only when he sells his mobilehome, not during his ownership. The Ordinance fails to fulfill the City’s broader objective of making housing more affordable. The incumbent mobilehome owner is under no obligation to reinvest any part of the wealth transfer into housing; rather, the vacancy control provision has merely given the incumbent tenant a corpus of money that can be used for any purpose. The City made no showing whatsoever that the premium realized by the mobilehome owner is re-invested to create new housing in San Rafael.

145.	Vacancy control tends to make housing less affordable for another reason. Adding vacancy control to the existing rent control provisions makes creating mobilehome parks less profitable. All other things remaining equal, fewer investors will create mobilehome parks. This will increase scarcity and

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drive up the cost of existing plots, a conclusion borne out by the evidence here. See 4/24/07 Tr at 506:6-507:5; MHC Trial Ex 392, 393.

146.	Vacancy control also reduces the benefits and increases the costs of mobilehome ownership. The distinctive advantage of mobilehome ownership is that the pad lessee avoids the initial capital outlay required to own the ground upon which the mobilehome sits, notwithstanding the higher interest rates required for mobilehome financing as compared to “stick built” housing. See MHC Trial Ex 105 at 15-17 (finding that interest rates range from 10.44 percent to 15.24 percent). Vacancy control nullifies this advantage. A new mobilehome owner under vacancy control pays a much more substantial initial capital outlay (in return for lower lease payments), and must do so at a high interest rate. 4/24/07 Tr at 468:11-469:17. As described above, the premium obtained by the incumbent mobilehome owner exactly cancels out the value of the future decreased rent payments. It does, however, change the risks and investment associated with mobilehome ownership, requiring a greater capital investment, with its attendant risks of default to the incoming tenant.
(3) Protection of fixed-income residents
147.	The Ordinance fails to protect fixed-income residents, including senior citizens. As noted above, the court finds that the Ordinance does not make housing more affordable. The creation of a premium cancels out the expected pecuniary benefits of below-market rent that incoming tenants would

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receive. To the extent that housing is not made more affordable, low and fixed-income individuals cannot be benefitted.

148.	As noted above, by requiring incoming tenants to make a much more substantial capital outlay, vacancy control erases the benefits and increases the costs of mobilehome ownership. This problem is particularly pronounced for fixed-income individuals. Mobilehome ownership is attractive to fixed- income individuals because it only requires a lower initial cash outlay. Because vacancy control requires incoming tenants to trade a larger initial capital outlay for reduced rents later, it reduces this benefit. Accordingly, vacancy control frustrates rather than furthers the interests of fixed-income individuals.
(4) Other justifications by the City
149.	The City puts forward numerous cases that purportedly compel the conclusion that the Ordinance passes constitutional muster. The City argues that because its Ordinance “serves the same policies as many similar ordinances that have been found constitutional,” the Ordinance must be upheld. But a legislative enactment cannot find refuge in its purported purposes, no matter how noble or valid, if it also effects a constitutional injury. The court must look to the regulation’s operation, not just its aim, to ascertain its true nature.

150.	The City further argues that because the Ordinance’s administrative petition process allows for actual rent

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increases to be any amount greater than the increase automatically provided for under the base formula, the existence of a premium would depend on how the Ordinance is applied. According to the City, the Ordinance’s administrative petition process creates the possibility that actual rent increases will keep up with inflation so that no premium in fact is created.

151.	Although the Ordinance at issue here provides a mechanism, on its face, through which park owners may petition for rent increases beyond the base formula, the pertinent question is not whether rent increases under the Ordinance may theoretically keep pace with inflation by way of the administrative petition process. Rather the question is whether the mere enactment of the Ordinance has created a premium that effects a transfer of wealth to existing mobilehome owners at the time of amendment for which MHC has not been compensated and which fails to serve a public purpose. The court finds that the Ordinance does so.

152.	The court finds that the proffered public purposes asserted as justifications for the Ordinance are palpably without reasonable foundation, in spite of the “longstanding policy of deference to legislative judgments in this field.” Kelo, 545 US at 480. MHC’s collection of economic evidence raises a strong inference that the City imposed the Ordinance under the mere pretext of a public purpose. This inference is confirmed by the evidence with respect to Contempo Marin.

153.	The City has persistently supported the tenants’ desire to convert the Contempo Marin to a tenant-owned community. In

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1991, City of San Rafael Mayor Al Boro sent a letter to the tenants of Contempo Marin in which he sought the tenants’ support in an upcoming election and specifically promised the tenants that he would “continue working with [the residents] in [their] efforts to acquire ownership of the park.” A Boro Dep Tr at 31:8-32:18.

154.	Soon after, on March 18, 1991, the City passed a resolution “[s]upporting preservation of the Contempo Marin Mobile Home Park and supporting purchase of the Park by residents,” in which the City specifically resolved that it “strongly supports the preservation of the Contempo Marin Mobile Home Park as a low and moderate income housing project and supports its purchase by Park tenants * * *.” A Boro Dep Tr at 33:11- 34:9.

155.	To assess the feasibility of these plans, the City requested a study to determine whether or not it would be financially feasible to purchase the park or to use the City’s powers of eminent domain to acquire the park. 4/9/07 Tr at 185:14- 186:8; 11/1/02 Tr at 15:22-16:21; 4/9/07 Tr at 192:18-24 (concerning appraisal of Richard Brabant); 4/9/07 Tr at 195:21-197:4 (City council members urge the pursuit of purchase for residents).

156.	More significantly, the very idea of reducing the CPI-C and modifying the capital expenditure recoupment provisions in 1999 originated with the tenants, not the City or City staff. 4/9/07 Tr at 193:16-194:3.

157.	The City’s revocation of the settlement agreement in this case at the behest of the tenants, 4/11/07 Tr at 297:8-298:4, is

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yet another instance of the City’s blatant efforts to confer a private benefit to “particular, favored private entities,” Kelo, 545 US at 490, namely the Contempo Marin tenants.

158.	Because the assertion of a public purpose is pretextual and without reasonable basis and because the Ordinance has been amended and enforced for the singular purpose of transferring the value of land from one private party to another, the City’s enforcement of the Ordinance constitutes a taking not for public use and, therefore, constitutes a “private taking.”
Impact on MHC’s Substantive Due Process Rights
159.	The Due Process Clause of the Fourteenth Amendment provides that no state shall deprive “any person of life, liberty, or property, without due process of law.” US Const Amend XIV. Substantive due process protects individuals from arbitrary and unreasonable government action that deprives any person of life, liberty or property. Kawaoka v City of Arroyo Grande, 17 F3d 1227, 1234 (9th Cir 1994).

160.	To establish a substantive due process violation, the government’s action must have been “clearly arbitrary and unreasonable, having no substantial relation to the public health, safety, morals, or general welfare.” Sinaloa Lake Owners v City of Simi Valley, 882 F2d 1398, 1407 (9th Cir 1989), quoting Village of Euclid v Ambler Realty Co, 272 US 365, 395 (1926).

161.	“The challengers’ burden to show that a statute is arbitrary and irrational is extremely high.” Kawaoka. 17 F3d at 1234,

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citing Del Monte Dunes v Monterey, 920 F2d 1496, 1508 (9th Cir 1990).

162.	“In a substantive due process challenge, [courts] do not require that the City’s legislative acts actually advance its stated purposes, but instead look to whether the governmental body could have had no legitimate reason for its decision.” Kawaoka. 17 F3d at 1234 (9th Cir 1994), quoting Levald, 998 F2d at 690 (internal quotations omitted).

163.	Before Lingle, 544 US at 548, the Ninth Circuit concluded that a deprivation of property cannot be challenged via substantive due process. Armendariz v Penman, 75 F3d 1311 (9th Cir 1996); Ventura, 371 F3d at 1054; see also Crown Point Development v City of Sun Valley, 2006 WL 288392 at *2 (D Idaho Feb 6, 2006), revd, 506 F3d 851 (9th Cir 2007) (“[T]his Court applies the current Ninth Circuit law and finds the complaint should be dismissed as the law of this circuit does not allow substantive due process claims * * * when the interest at stake is real property.”)

164.	Yet Lingle plainly suggests the availability of a substantive due process challenge to a regulatory taking. See Lingle, 544 US at 540 (“We conclude that [the substantially advances] formula prescribes an inquiry in the nature of a due process, not a takings, test * * *.”) . See also id (noting that “prob[ing] the regulation’s underlying validity” is “logically prior to and distinct from the question whether a regulation effects a taking, for the Takings Clause presupposes that the government has acted in pursuit of a valid public purpose”).

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165.	More significantly, Lingle undercuts the Ninth Circuit’s basis for barring substantive due process challenges to deprivations of property. The rationale for this bar was that claims should rely on the explicit textual sources of constitutional protection, if available, such as the takings clause, rather than “the more generalized notion of substantive due process.” Armendariz, 75 F3d at 1324. But Lingle held that challenges concerning the means-ends relationship of a statute do not implicate the Takings Clause. 544 US at 542. Hence, after Lingle, there is no explicit text for assessing whether a regulation is effective in achieving a legitimate public purpose; only the Due Process Clause remains. See also Blaesser & Weinstein, Federal Land Use Law & Litigation § 2:11 (noting that, after Lingle, “[i]f a land use regulation furthers no public purpose whatsoever then, although just compensation is no longer available under the Fifth Amendment, the failure of the regulation to substantially advance any legitimate public purpose in violation of due process * * * would give rise to a cause of action for damages under 42 USC § 1983”).

166.	Accordingly, the court concludes that after Lingle, Armendariz and its progeny no longer preclude a substantive due process challenge to deprivations of property. This reading of the law has been confirmed by a panel of the Ninth Circuit subsequent to the trial herein. Crown Point Development, Inc v City of Sun Valley, 506 F3d 851, 856 (9th Cir 2007).

167.	For judicial scrutiny of price-control regulation under the Due Process Clause, the “standard * * * is well established:

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‘Price control is unconstitutional * * * if arbitrary, discriminatory, or demonstrably irrelevant to the policy the legislature is free to adopt * * *.’” Pennell v San Jose, 485 US 1, 11 (1988), citing Permian Basin Area Rate Cases, 390 US 747, 769-70 (1968), quoting Nebbia v New York, 291 US 502, 539 (1934).

168.	In Pennell v San Jose, plaintiffs challenged a rent control statute that required a hearing in the event that a tenant challenged a raise in rent in excess of 8 percent per year. 485 US 1, 5 (1988). The statute required the hearing officer to take into account the hardship that the proposed rental increase would impose on the tenant. Id. The Court rejected a substantive due process challenge, finding that “a legitimate and rational goal of price or rate regulation is the protection of consumer welfare.” Id at 13, citing Permian Basin, 390 US at 770; FPC v Hope Natural Gas Co, 320 US 591, 610-12 (1944). Because the rent control statute in Pennell provided a hearing that “balanced” a number of factors, including the history of the premises, the landlord’s costs and the market for comparable housing, the Court concluded that the scheme represented “a rational attempt to accommodate the conflicting interests of protecting tenants from burdensome rent increases while at the same time ensuring that landlords are guaranteed a fair return on their investment.” Id.

169.	The Ninth Circuit in Levald, Inc v City of Palm Desert, 998 F2d 680 (9th Cir 1993), held that “[o]rdinances survive a substantive due process challenge if they [are] designed to

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accomplish an objective within the government’s police power, and if a rational relationship exist[s] between the provisions and purpose of the ordinances.” 998 F2d at 690, citing Boone v Redevelopment Agency of City of San Jose, 841 F2d 886, 892 (9th Cir 1988) (emphasis in original). The plaintiff in Levald, a mobilehome landowner, challenged the constitutionality of a vacancy and rent control ordinance similar to the one at issue here. The Levald court rejected the owner’s substantive due process challenge, concluding that “a rational legislator could have believed that the rent control ordinance would further the stated goals, at least insofar as the purpose is to protect existing tenants.” Id at 690. The Levald court specifically rejected the owner’s argument that the ordinance failed rational basis review because it transferred rent premiums from landlords to tenants:
It may be true that in operation the ordinance does nothing more than take “money from the landlord and put[] it into the pocket of a tenant who no longer resides at the park.” However, while one might believe that the ordinance is an ineffective — and indeed draconian — means by which to effect its goals, “how well the ordinance serves [its] purpose[s] is a legislative question, one the court will not consider” in the context of a substantive due process challenge.
Id (citation omitted) (alterations in original).

170.	The Ninth Circuit reached a similar conclusion in Richardson v City and County of Honolulu, 124 F3d 1150, 1164 (9th Cir 1997), which did not involve mobilehomes, but otherwise deals with the same economic “premium” theory advanced by MHC here. “In a substantive due process challenge, we do not require

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that the City’s legislative acts actually advance its stated purposes, but instead look to whether ‘the governmental body could have had no legitimate reason for its decision.’ * * * [W]e hold that the landowners cannot meet the burden of showing irrationality.” Richardson, 124 F3d at 1162 (internal citation omitted) (emphasis in original).

171.	The evidence adduced by MHC offers no grounds for distinguishing the Ninth Circuit’s decision in Levald, Inc v City of Palm Desert, 998 F2d 680, 690 (9th Cir 1993).

172.	The Supreme Court’s decision in Lingle v Chevron USA, Inc, 544 US 528 (2005), appears to counsel against the deferential review mandated by Levald. The Court observed that “prob[ing] the regulation’s underlying validity” is “logically prior to and distinct from the question whether a regulation effects a taking, for the Takings Clause presupposes that the government has acted in pursuit of a valid public purpose.” Lingle, 544 US at 543. The Court further emphasized that “a regulation that fails to serve any legitimate governmental objective may be so arbitrary or irrational that it runs afoul of the Due Process Clause.” Id at 542. See also Steven J Eagle, Property Tests, Due Process Tests and Regulatory Takings Jurisprudence, 2007 BYU L Rev 899, 957 (“In Lingle v Chevron USA, the Court did not repudiate its pronouncement * * * that a regulation does not pass muster if it does not substantially advance legitimate state interests. To the contrary, it ratified that formulation — not as a takings test — but rather as a test to determine if landowners have been accorded due process.”) (quotation marks and footnotes omitted).

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173.	Justice Kennedy, who joined the Lingle opinion in its entirety, issued a concurrence in which he noted “that [the Lingle] decision does not foreclose the possibility that a regulation might be so arbitrary or irrational as to violate due process. The failure of a regulation to accomplish a stated or obvious objective would be relevant to that inquiry.” Lingle, 544 US at 548 (Kennedy concurring) (citations omitted).

174.	The discussion in Lingle of due process scrutiny remains dicta, however, because the Court had no occasion to assess plaintiff’s due process claim as it had voluntarily dismissed the claim prior to the Court’s review of the case. Furthermore, a recent panel decision of the Ninth Circuit appears to indicate that the court of appeals is reluctant to depart from the line of authority, albeit on a different set of facts from this case. See Equity Lifestyle Properties v San Luis Obispo, 505 F3d 860 (9th Cir 2007). As such, it would be inappropriate to construe the foregoing language in Lingle as overturning long-standing Ninth Circuit precedent sub silentio.

175.	Accordingly, the court concludes that the challenged Ordinance does not violate the Due Process Clause of the United States Constitution.
FINAL FINDING OF FACT: To the extent that any of these findings of fact should more properly be characterized as conclusions of law, they shall be deemed as such.

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CLAIMED DEFENSES
Ripeness Defense
1.	Under Williamson County Regional Planning Commission v Hamilton Bank, 473 US 172, 186-87 (1985), a takings claim is ripe when: (1) “the government entity charged with implementing the regulations has reached a final decision regarding the application of the regulations to the property at issue,” and (2) the plaintiff “seek[s] compensation through the procedures the State has provided,” unless doing so would be futile. See also Ventura Mobilehome Communities Owners Ass’n v City of San Buenaventura, 371 F3d 1046, 1053 (9th Cir 2004) (request for capital improvement pass-through may suffice for exhaustion purposes).

2.	The first prong of the Williamson ripeness analysis only pertains to as-applied takings claims. Facial claims, by definition, “derive from the ordinance’s enactment, not any implementing action on the part of the government authorities,” and therefore do not require a final decision. Ventura, 371 F3d at 1052. The exhaustion requirement applies to both facial and as-applied takings claims.

3.	A premium-based takings claim is a challenge to the regulation on its face, not as it is applied. Richardson, 124 F3d at 1165, citing Carson Harbor, 37 F3d at 474 n5; Levald, 998 F2d at 686 (existence of premium “is relevant only to a facial, not an as-applied, regulatory challenge” because “[i]t is not the particular application of the statute that gives rise to

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the premium; the premium arises solely from the existence of the statute itself”).

4.	With respect to MHC’s substantive due process and private takings claims, only the final decision requirement applies. The Supreme Court has stated that “if a government action is found to be impermissible — for instance because it fails to meet the ‘public use’ requirement or is so arbitrary as to violate due process — that is the end of the inquiry. No amount of compensation can authorize such action.” Lingle, 544 US at 543; see also Armendariz, 75 F3d at 1321 n5 (“Because a ‘private’ taking cannot be constitutional even if compensated, a plaintiff alleging such a taking would not need to seek compensation in state proceedings before filing a federal takings claim.”).

5.	The final decision requirement ensures that a concrete case or controversy exists, as “[a] court cannot determine whether a regulation goes ‘too far’ unless it knows how far the regulation goes.” Palazzolo, 533 US at 621-22, quoting MacDonald, Sommer & Frates v Yolo County, 477 US 340, 348 (1986). See also Palazzolo, 533 US at 620 (remarking that the final decision prong of Williamson embodies “the important principle that a landowner may not establish a taking before a land-use authority has the opportunity, using its own reasonable procedures, to decide and explain the reach of a challenged regulation”).

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6.	“[R]esort beyond the ‘initial decision-maker’ is not necessary to fulfill the final decision prong of the ripeness analysis.” Hacienda Valley Mobile Estates v City of Morgan Hill, 353 F3d 651, 657 (9th Cir 2003).

7.	“Once it becomes clear that the * * * permissible uses of the property are known to a reasonable degree of certainty, a takings claim is likely to have ripened.” Palazzolo, 533 US at 620; see also Carson Harbor Village, Ltd v City of Carson, 353 F3d 824, 826-27 (9th Cir 2004) (final decision prong requires giving the government the “opportunity to grant any variances or waivers allowed by the law”).

8.	The final decision requirement does not oblige MHC to file for a discretionary rent increase because of the settlement reached by the parties. Under the settlement agreement, the City agreed to “initiate” amendments to the Ordinance that would eliminate vacancy control, Doc #23, Ex1, §2, but then the City reversed course and formally declined to eliminate vacancy control. Through these events, MHC obtained a final decision from the City notwithstanding MHC’s failure to request a discretionary rent increase after 1999. The City’s conduct throughout the dispute makes plain its intention to subject MHC to the Ordinance, a fact underscored by City’s unwillingness to eliminate vacancy control pursuant to the parties’ settlement agreement in 2002.

9.	MHC’s Penn Central claim must also satisfy the exhaustion requirement of Williamson County unless doing so would be

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futile. Under the Just Compensation Clause of the Fifth Amendment, a landowner whose land is taken by the government is entitled to the “market value of the property at the time of the taking contemporaneously paid in money.” Olsen v United States, 292 US 246, 255 (1934); Palazzolo, 533 US at 625 (“When a taking has occurred, under accepted condemnation principles the owner’s damages will be based upon the property’s fair market value.”).

10.	As this court found in its December 5, 2006 order, see Doc #486, MHC has exhausted remedies in seeking an inverse condemnation remedy in 1996.

11.	In 1996, MHC filed a rent increase petition related to capita] expenditures it made for the park lagoon transfer station. MHC Trial Ex 346. After an initial dispute regarding the appropriate amount of the rent increase, MHC reached a settlement with residents for the first phase of the capital expenditure. Yet a dispute arose concerning the second phase rent increase, which was resolved informally by an arbitrator the parties had dealt with previously. The arbitrator sided with the tenants and declined to recommend that MHC receive the full amount of the rent increase it requested.

12.	MHC appealed the opinion to the City council. MHC Trial Ex 312. But the City refused to accept the appeal on the ground that the arbitrator in the second dispute had been acting as a mediator, not an arbitrator. MHC Trial Ex 314; 4/9/07 Tr at 236:6-237:2.

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13.	Next, the tenants sued MHC for attempting to collect the capital expenditure increase permitted under the second phase of its settlement agreement. MHC cross-claimed and asserted inverse condemnation against the City. In connection with that cross-claim, the City demurred and held that MHC had waived any right to be heard on the merits because it did not take a writ of mandate from the City’s refusal to hear its appeal of the non-binding decision from the mediator. The state courts agreed with the City in a final opinion issued on July 15, 2005. MHC Trial Ex 332; 4/11/07 Tr at 284:14-287:7.

14.	In the end, MHC spent almost ten years in litigation only to recoup about one third of the capital expenditures it was seeking to recover, 4/11/07 Tr at 276:5-288:4; there is no further recourse on the merits of its fair return petition and state inverse condemnation petition. MHC Trial Ex 314; 4/9/07 Tr at 237:3-238:4.

15.	These events demonstrate that the City’s tactics deprive MHC of the ability to obtain judicial review of administrative decisions. The City does so by refusing to issue an administrative decision from which MHC may appeal and then citing MHC’s failure to seek mandamus relief as a means of precluding further judicial review of the merits of MHC’s claims.

16.	The record makes clear that the City’s discretionary rent increase process does not provide a remedy to cure an impermissibly low rental increase.

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17.	In Kavanau v Santa Monica Rent Control Board, 16 Cal 4th 761, 782, 66 Cal Rptr 2d 672, 941 P2d 85 (1997), the California Supreme Court held that “a remedy for the due process violation [of an unconstitutional rent control ordinance], if available and adequate, obviates a finding of a taking [under the Fifth Amendment].” See also Galland v City of Clovis, 24 Cal 4th 1003, 1025 103 Cal Rptr 2d 711, 16 P3d 130 (2001) (“[W]hen landlords seek section 1983 damages from allegedly confiscatory rent regulation, we hold that they must show (1) that a confiscatory rent ceiling or other rent regulation was imposed and (2) that relief via a writ of mandate and a Kavanau adjustment is inadequate.”). The only alternative to the City’s procedures is a future rent increase or Kavanau adjustment under state law, which, for reasons discussed below, is likewise inadequate. 4/9/07 Tr at 239:24-240:12; 4/9/07 Tr at 182:18-21.

18.	California recognizes a constitutional right to receive a “fair rate of return one’s property.” Hillsboro Properties v City of Rohnert Park, 138 Cal App 4th 379, 391 (Cal Ct App 2006), for which the exclusive remedy is a Kavanau adjustment. Hillsboro, 138 Cal App 4th at 392. A Kavanau adjustment is a prospective rent increase to enable a park owner to recoup lost rents (from tenants) sufficient to provide a “fair return.”

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19.	To satisfy Williamson County, the Kavanau adjustment must serve as a “reasonable, certain and adequate provision for obtaining compensation.” Williamson. 473 US at 194.

20.	To seek a Kavanau adjustment, a landowner must first petition for a rent adjustment before an administrative agency. If unsuccessful, the landowner may appeal to the city council and, if that appeal is unsuccessful, the landowner may seek review in state court through a writ of administrative mandamus. Then, if the state courts agree that the city council should have granted the petition, the landowner must return to the original administrative agency and file another petition requesting the agency to remedy its prior decision. 4/30/07 Tr at 868:8-870:8. The entire process takes seven years on average. 4/30/07 Tr at 870:21-871:21. In the meantime, landowners such as MHC have no way to recoup any losses stemming from the difference between the rents to which they are entitled and those being collected during the entire time this process takes place. 4/30/07 Tr at 871:22-873:22.

21.	As MHC’s expert testified, only one landowner has succeeded in having a Kavanau adjustment granted, and that required the owner to wait nine years and yielded about half of what the owner sought in his original petition. 4/30/07 Tr at 876:3-21.

22.	Requiring a Kavanau remedy would be futile here, as it would remand MHC to the very administrative body — the City council — that has squarely rejected a resolution of this claim. The

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ripeness doctrine does not require a landowner “to submit applications for their own sake”; rather, it imposes obligations because “[a] court cannot determine whether a regulation goes ‘too far’ unless it knows how far the regulation goes.” Palazzolo, 533 US at 620; MacDonald, 477 US at 348.

23.	Moreover, the Kavanau remedy does not pass muster under Williamson County, as it fails to provide either a fair return or adequate remedy. 4/30/07 Tr at 874:9-875:2. Carson Harbor Village, Ltd v City of Carson, 353 F3d 824, 830 (9th Cir 2004) (O’Scannlain concurring) (noting “serious concerns about the adequacy of the * * * compensation procedures established in Kavanau”). As has been pointed out, a Kavanau adjustment would entail increased future pad rentals. To the extent that lessees paying these higher rentals had not received the benefit of the impermissibly depressed rentals, such lessees would be required to pay the just compensation that the City is required to pay. Carson Harbor Village, 353 F3d at 831 (O’Scannlain concurring). In this case, that result would be doubly injurious to lessees who moved into Contempo Marin after the effective date of the 1999 Amendments; such lessees would not only have paid the premium the Ordinance creates but they would be obligated to pay the compensation which the City is constitutionally obligated to pay. A Kavanau adjustment affords no remedy at all in these circumstances.

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24.	Accordingly, MHC has fully exhausted state remedies with respect to its as-applied taking claims by litigating unsuccessfully its 1996 fair return petition and by negotiating a settlement agreement with the City. Additionally, further pursuit of administrative remedies would be futile and unavailing.
Statute of Limitations Defense
25.	The City and CMHA argue that the statute of limitations bars MHC’s constitutional challenge.

26.	The “statute of limitations is an affirmative defense, which the claimant bears the burden of proving.” United States v Real Property, Titled in the Names of Godfrey Soon Bong Rang and Darrell Lee, 120 F3d 947, 949 (9th Cir 1997), citing California Sansome Co v United States Gypsum, 55 F3d 1402, 1406 (9th Cir 1995).

27.	All parties agree that the applicable statute of limitations in this case is one year (for § 1983 suits in California). De Anza Properties X, Ltd v County of Santa Cruz, 936 F2d 1084, 1085 (9th Cir 1991) . The parties disagree, however, whether the 1999 Amendments effected a new injury so that a new limitations period began on enactment of the 1999 Amendments.

28.	In general, the statute of limitations begins to run when a potential plaintiff knows or has reason to know of the asserted injury. Norco Constr, Inc v King County, 801 F2d 1143, 1146 (9th Cir 1986).

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29.	A facial takings claim accrues upon passage of the legislative action at issue. Levald, Inc v City of Palm Desert, 998 F2d 680, 687 (9th Cir 1993).

30.	An amendment to an ordinance does not constitute a different injury, creating a new limitations period, if “the effect of the ordinance upon the plaintiffs has not been altered” and the plaintiffs experienced “substantially the same injury [under the previous ordinance] that they experienced [under the amended ordinance].” De Anza Properties X, 936 F2d at 1086.

31.	As explained, the 1999 Amendments altered the formula used to calculate the rent increase that could automatically be charged by a park owner.

32.	This modification to the City’s Ordinance deprived MHC, which purchased the park in 1994 under a substantially different regulatory regime, of its investment-backed expectations by effecting a reduction in the parks’ value and assuring that regulated rents remain and over time fall progressively further below fair market rents.

33.	The court concludes that the City and CMHA have failed to meet their burden of proving by a preponderance of the evidence that the 1999 Amendments effected substantially the same injury. Instead, the court finds the opposite to be true. As noted above, the value of Contempo Marin decreased by slightly more than $10 million as a result of the 1999 Amendments. See 11/6/02 Trial at 196:5-198:3. This reduction in land value

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was due to the anticipated effect of the reduced revenues caused by the modification in the automatic rent adjustment formula. Id; see also Werner Z Hirsch and Joel G Hirsch, Legal-Economic Analysis of Rent Controls in a Mobile Home Context: Placement Values and Vacancy Decontrol, 35 UCLA L Rev 399, 424 (1988) (explaining that because the “reduced future income flow is capitalized into the value of the park”, “the immediate effect of rent control is that the value of [the park] has been reduced”). Moreover, from the enactment of vacancy control in 1993 until the 1999 Amendments, the CPI-C did not increase by more than 5 percent in any year. As a result, plaintiffs did not suffer the injury that resulted from the 1999 Amendments.

34.	MHC’s expert testified convincingly that the 1999 Amendments materially altered the dynamic between the automatically allowed increase and the vacancy control provisions. Insofar as the alleged premium occurs because new mobilehome owners are willing to pay current tenants for the privilege of paying pad rents artificially kept below market rate, the shift away from a regime under which the rental rate increases largely keep up with inflation to one under which cumulative rent increases fall progressively further behind the overall rate of inflation means that the change in the formula enacted in 1999 constituted more than a “minor amendment” in the operation of the Ordinance. Rather, the Ordinance, as amended in 1999, represented a fresh injury subject to facial

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challenge. See also Adamson Companies v City of Malibu, 854 F Supp 1476, 1484 (CD Cal 1994) (“[E]ven if each element standing alone would be constitutional, the [regulatory] scheme must fall if, taken as a whole, it exceeds constitutional bounds.”).

35.	De Anza Properties X, 936 F2d at 1086, is inapposite precisely because the operation of the ordinance at issue in that case did not change; only the sunset provision was modified.

36.	By contrast, in the case at bar, the court finds that the operation of the Ordinance was substantially altered in 1999. As a result, MHC and CMHA’s statute of limitations defense fails.

37.	The court hastens to add that MHC may bring a timely claim based on the totality of the amended Ordinance. Provisions that were found in the predecessor Ordinance are not immunized from judicial scrutiny. The constitutionality of an ordinance can only be determined by evaluating the totality of its provisions and effects, and there is no precedent suggesting that only limited parts of an integrated regulatory scheme should be evaluated in isolation. Richards v United States, 369 US 1, 11 (1962).
Res Judicata Defense
38.	The City argues that based on the De Anza litigation, MHC’s takings claims must fail because they have already been adjudicated in a prior judicial proceeding.

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39.	“The doctrine of res judicata provides that ‘a final judgment on the merits bars further claims by parties or their privies based on the same cause of action.’ The application of this doctrine is ‘central to the purpose for which civil courts have been established, the conclusive resolution of disputes within their jurisdiction.’ Moreover, a rule precluding parties from the contestation of matters already fully and fairly litigated ‘conserves judicial resources’ and ‘fosters reliance on judicial action by minimizing the possibility of inconsistent decisions.’” In re Schimmels, 127 F3d 8875, 881 (9th Cir 1997), quoting Montana v United States, 440 US 147, 153–54 (1979).

40.	28 USC § 1738 requires federal courts to give the same preclusive effect to state court judgments as they would be given by another court of that state. See San Remo Hotel, LP v City & County of San Francisco, 545 US 323, 338 (2005).

41.	Once there is a final judgment on the merits in an action, res judicata generally precludes a party or their privies from relitigating issues that were or could have been raised in the previous action. Allen v McCurry, 449 US 90, 94 (1980). To determine the preclusive effect of a state court judgment, federal courts look to state law. Palomar Mobilehome Park Ass’n v City of San Marcos, 989 F3d 362, 364 (9th Cir 1993).

42.	California law differs from both federal law and that of a majority of states in that its “same cause of action” aspect of the res judicata doctrine is based not on a transactional

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analysis but upon a primary rights theory. Manufactured Home Communites, Inc v City of San Jose. 420 F3d 1022, 1031 (9th Cir 2005).

43.	Under the primary rights theory, a cause of action consists of (1) a primary right possessed by the plaintiff; (2) a corresponding primary duty on the defendant and (3) a wrongful act done by the defendant constituting a breach of that duty. Agarwal v Johnson. 25 Cal 3d 932, 954-55 (1979). The primary right is the plaintiff’s right to be free of the injury suffered. Alpha Mech. Heating & Air Conditioning. Inc. v Traveler Cas & Sur Co of Am. 133 Cal App 4th 1319, 1327 (2005). This right is distinguished from both the theory of liability on which the injury is premised and the remedy sought. If an action involves “the same injury to the plaintiff and the same wrong by the defendant then the same primary right is at stake even if in the second suit the plaintiff pleads different theories of recovery, seeks different forms of relief and/or adds new facts supporting recovery. “ Eichman v Fotomat Corp. 147 Cal App 3d 1170, 1174 (1983). See also Mycogen Corp v Monsanto Co. 28 Cal 4th 888, 897 (2002) (concluding that different theories of recovery are not separate primary rights);

44.	The City’s res judicata argument fails because the De Anza litigation does not concern the same primary rights.

45.	Here, the relevant primary rights involve the operation of the 1999 Amendments and their application to MHC’s property.

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While the Ordinance’s vacancy control provision has not been altered since the De Anza litigation, the operation of the City’s mobilehome rent regulation was altered in 1999 when the automatic rent increase adjustment formula was modified to impose a flat 75 percent of the change in the CPI-C.

46.	The absence of a textual change in the vacancy control provisions themselves does not alter this conclusion. MHC challenges the City’s entire regulatory regime as of 1999. That scheme of regulation may not escape constitutional scrutiny through piecemeal legislation effected by carefully timed amendments as a means of avoiding such scrutiny.

47.	This is not a case in which the Ordinance’s “relevant and legal factual components were fixed” in 1993 “and were not modified after that date. “ Tahoe-Sierra Preservation Council. Inc v Tahoe Regional Planning Agency. 322 F3d 1064, 1079 (9th Cir 2003). Because the claims presently before the court could not “have been asserted in the previous lawsuit, “ id at 1078, the City’s res judicata argument must fail.
CONCLUSIONS OF LAW
Relief
1.	Injunctive relief is appropriate when an ordinance is deemed unconstitutional under the Takings Clause. Carson Harbor Village. Ltd v City of Carson. 37 F3d 468, 473 n4 (9th Cir 1994); see also Golden Gate Hotel Ass’n v City and County of San Francisco. 836 F Supp 707, 709 (ND Cal 1993), vacated on

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other grounds, 18 F3d 1482 (9th Cir 1994) (permanent injunction against enforcement of an ordinance was justified when the ordinance failed substantially to advance legitimate state interests).

2.	Under Penn Central, if the government has had an opportunity to provide just compensation in response to a taking and fails to do so, the City may be enjoined from continuing to take the property unless or until it provides just compensation. See Penn Central. 438 US at 124. In Eastern Enters v Apfel. 524 US 498 (1998), a four-justice plurality recognized that a federal court may issue an injunction or declaratory judgment concerning whether the government’s conduct constituted a “taking, “ even though the plaintiff had not yet sought compensation. See also, for example, Student Loan Marketing Ass’n v Riley. 104 F3d 397, 402 (DC Cir 1997) (entertaining declaratory relief request despite the availability of compensatory remedy under the Tucker Act; such availability “does not wipe out equitable jurisdiction”); In re Chateaugay Corp. 53 F3d 478, 491-93 (2nd Cir 1995) (“Because the plaintiff sought only declaratory relief on its takings claim, the plaintiff was not required to go to Claims Court first. “). See also Armendariz. 75 F3d at 1321 n5 (“Because a ‘private’ taking cannot be constitutional even if compensated, a plaintiff alleging such a taking would not need to seek compensation in state proceedings before filing a federal takings claim. ”).

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FINAL CONCLUSION OF LAW: To the extent that any of the foregoing conclusions of law should more properly be considered findings of fact, they shall be deemed as such.
Severability
     The severability of a statute held to be unconstitutional under the Fifth and Fourteenth Amendments is a matter of state law. National Broiler Council v Voss. 44 F3d 740, 748 n12 (9th Cir 1994). Under California law, the unconstitutional provision in a law can be severed only if the defective provision is gramatically, functionally and volitionally severable:
It is “grammatically” separable if it is “distinct” and “separate” and, hence, “can be removed as a whole without affecting the wording of any” of the measure’s “other provisions. “ It is “functionally” separable if it is not necessary to the measure’s operation and purpose. And it is “volitionally” separable if it was not of critical importance to the measure’s enactment.
Hotel Employees and Restaurant Employees Int’ l Union v Davis. 88 Cal Rptr 2d 56, 77 (Cal 1999) (internal citations omitted).
     Even if a law contains a severability clause, severability is not guaranteed: [t] he final determination depends on whether ‘the remainder * * * is complete in itself and would have been adopted by the legislative body had the latter foreseen the partial invalidation of the statute’ or “constitutes a completely operative expression of the legislative intent * * * [and] are [not] so connected with the rest of the statute as to be inseparable.’ ” Santa Barbara Sch Dist v Superior Court, 530 P2d

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605, 618 (Cal 1975) (internal citation omitted). The lack of a severability clause is evidence that the provision is not volitionally severable: the legislating body intended that one part of the law would not persist if another part was invalid. Consider Matter of Reyes, 910 F2d 611, 613 (9th Cir 1990) (applying principles of severability to Executive Order).
     The Mobilehome Rent Stabilization law as codified in the San Rafael Municipal Code lacks a severability clause although one appears in Ordinance 1743, the legislation that contains the provisions enacted in 1999. The court assumes, therefore, that the City would seek to retain in effect such portions of its mobilehome rent regulations that are not invalidated.
     The City contends that elimination of the 75 percent limitation on permissive rent increases and the sentence excluding capital replacements and improvement assessments in the base rent and eligible for permissive CPI-C increases would return mobilehome rent regulation to that provided for in the code as it existed in 1993. Because the 1993 version of the Ordinance survived an attack by MHC’s predecessor, the City asserts that the 1993 regulatory scheme is beyond attack. Therefore, the City argues that the court should simply strike the 1999 enacted provisions which the City contends would restore the status quo that existed in 1993.
     The City’s approach is not supported legally or practically and is inconsistent with California law on severability. First, invalidation of an enactment does not restore the law as it existed prior to the enactment. Consider Cal Gov’t

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Code § 9607(a) (repeal of repealing statutes). Second, assuming arguendo that only the provisions of Ordinance 1743, the 1999 Ordinance, unconstitutionally take MHC’s property under Penn Central principles, the court may remove or excise these provisions from the law but only if they are grammatically, functionally and volitionally severable. See Jevne v Superior Court. 35 Cal 4th 935, 960-62 (2005); Calfarm Ins Co v Deukmejian, 48 Cal 3d 805, 821-22 (1989). The 1999 provisions fail this test for several reasons.
     The Appendix sets out the entire San Rafael mobilehome rent stabilization law showing the law as it existed in 1993 and the changes enacted in 1999 with Ordinance 1743. Although the provisions of the 1999 Ordinance dealing with capital improvements are grammatically severable, see Appendix § 20. 04. 020 M and § 20. 08. 010 B 1 (last sentence), elimination of those provisions alone does not cure the difficulty the court has found. The heart of the 1999 Amendments is the reduction of the permissive rent increases from the sliding scale increases allowed under the 1993 version of the Ordinance to the flat 75 percent CPI-C adjustment permitted by the 1999 Amendments. Excision of the 75 percent language renders the Ordinance as a whole essentially meaningless. For although the 1999 Amendments added and deleted relatively few words to the law, those words are central to the operation of the mobilehome rent regulatory scheme the City sought to put into place.

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     First, the permissive rent increase is referred to in the Ordinance as “automatic.” See App § 20. 08. 010 (last sentence). Without the 1999 provisions, the Ordinance lacks any permissive or automatic rent adjustment, a feature that has been included in all formulations of the City’s mobilehome rent regulations dating back to their origination in 1989.
     Second, numerous other provisions of the mobilehome rent Ordinance are keyed to the permissive or automatic rent increases. For example, the vacancy control provision limits any increase in rent upon transfer of a pad lease to a new tenant to that increase “otherwise exempted under the provisions of subsections (B)(2) and (3) of [section 20. 08. 010].” App § 20. 08. 010 C. There is a similar relationship between the automatic or permissive rent increase and the freeze provisions of the Ordinance. App § 20. 08. 010 E.
     Third, much of the language of the Ordinance becomes surplusage in the event of elimination of the 75 percent CPI-C adjustment. For example, references to the CPI-C are spread throughout the Ordinance, see e g, App § 20. 08. 010 B, § 20. 08. 030, § 20. 12. 030, yet these references become essentially meaningless without a permissive or automatic rent increase linked to the CPI-C.
     Fourth, excision of the 75 percent permissive or automatic increase renders all rent increases subject to the fairly elaborate regulatory mechanisms of the Ordinance. For example, MHC is required to furnish the city manager and the affected lease pad

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holder a notice ninety days in advance of any rent increase, App § 20. 08. 010. In the event of excision of the automatic rent increase provision, each pad lessee’s rent increase is subject to the elaborate rental dispute resolution mechanism of the Ordinance. App § 20. 12. 010 et seq. As a base rent is established for each of the 396 lots in Contempo Marin, any increase in any single pad rent would trigger the possibility of a hearing, arbitration and appeal provided for in the Ordinance. See App § 20. 12. 090. As each one of these increases could be appealed to and reviewed by the City council, with an ensuing possible court challenge pursuant to section 1094. 5 of the California Code of Civil Procedure to follow, it is quite possible that the City council could be called upon to hear and decide a virtually endless string of disputes arising from Contempo Marin.
     It is plain from the structure of the Ordinance and the exemption for any rent increase less than or equal to the 75 percent CPI-C adjustment that the City council sought to avoid this elaborate dispute process except for rent increases greater than the 75 percent threshold. The Ordinance simply cannot perform the functions that the City council plainly envisioned when it enacted the 1999 Amendments once they have been excised. Under such circumstances, it cannot be argued that the City council would have adopted the Ordinance denuded of the 1999 provisions and these provisions cannot be deemed volitionally severable. Moreover, of course, and although its approach was constitutionally flawed, the City council attempted to adjust what it deemed to be the competing

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interests of Contempo Marin residents and MHC’s interest in a “fair and reasonable return,” as well as “encouraging competition in the provision of mobilehome lots,” App § 20. 04. 010 J. A permissive or automatic rent increase equivalent to 75 percent of the CPI-C adjustment was integral to that legislative balancing. Because it is not clear that had it foreseen the invalidation of the 1999 Amendments the City council would have adopted the Ordinance without those provisions, they cannot simply be excised from the law. It is not the court’s task, nor its prerogative, to re-write legislation that the City may enact. Indeed, the City council may now wish to refashion its regulation of mobilehome rent in a manner that is constitutionally permissible and adopting the City position in this litigation that the court “restore” the 1993 law would be inconsistent with the City’s ability to make that change.
     MHC shall submit a proposed form of judgment consistent with the foregoing.
     IT IS SO ORDERED.

/s/ VAUGHN R WALKER
VAUGHN R WALKER United States District Chief Judge

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APPENDIX
The portions of the Ordinance deleted by the 1999 Amendments appear in strikethrough font. The portions of the Ordinance inserted by the 1999 Amendments appear in underlined and italicized font.
Chapter 20. 04 GENERAL PROVISIONS
20. 04. 010 Findings.
20. 04. 020 Definitions.
20. 04. 030 Applicability.
20. 04. 040 Notice requirements.
20. 04. 050 Purchaser’s rights.
20. 04. 060 Administration.
20. 04. 010 Findings.
The city council finds as follows:
A. There is presently within the city and the surrounding areas, a shortage of lots for the placement of mobilehomes.
B. Mobilehomes presently constitute an important source of housing for persons of low and moderate income.
C. A large number of persons living in mobilehomes are elderly, some of whom live on small fixed incomes. These persons may expend a substantial portion of their income on rent and may not be able to afford other housing within the city.
D. There is an extremely low vacancy rate in mobilehome parks within the city, with no lots presently available in some or all of

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the mobilehome parks within the city.
E. Rents for lots within mobilehome parks have, in the few years preceding adoption of the Rent Stabilization Ordinance codified in this title by the city, increased substantially, in parks within the city and other areas of the state.
F. Homeowners residing in mobilehome parks have very limited mobility because it is difficult and costly to move mobilehomes; therefore, such homeowners are forced to accept and pay substantially increased rents.
G. There is a potential for damage while moving mobilehomes from one site to another and a considerable amount of cost for landscaping, awning installations, and site preparation after such a move.
H. The San Rafael general plan 2000 housing policy H-8 recommends maintaining the city’s existing stock of lower cost units of which the Contempo Marin Mobilehome Park is an example.
I. Owners and/or operators of mobilehome parks provide an important housing source for residents of the city. Unduly restrictive rent review ordinances can operate to discourage the establishment of new and the expansion of existing mobilehome parks in the city; to encourage owners to convert their mobilehome parks to other uses; and adversely affect the maintenance and other services offered by mobilehome parks, thereby exacerbating the shortage of mobilehome lots and the quality of life in mobilehome parks.
J. It is the purpose of this title to establish a speedy and efficient method of reviewing rent increases in mobilehome parks to protect homeowners from arbitrary, capricious or unreasonable rent increases while insuring owners and/or operators and investors a fair and reasonable return and encouraging competition in the provision of mobilehome lots.
K. Vacancy Control. The initial Mobilehome Rent Stabilization Ordinance, No. 1564, contained vacancy control provisions at its first reading; and
Said ordinance was thereafter revised to exempt from coverage space rent or space rent increases upon the transfer of ownership of a mobilehome where the mobilehome remains in the park, sometimes referred to as “vacancy decontrol”; and
Said revisions were made in response to the decision of the United States Court of Appeal for the Ninth Circuit in Hall v. City of Santa Barbara; and

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The decision of the United States Supreme Court in Yee v. Escondido effectively overruled Hall v. City of Santa Barbara, and the Yee opinion found that vacancy control of rents on in-place transfers of mobilehomes does not constitute a physical taking of property without just compensation; and
The council finds that the city’s policy to continue rent control protection for all mobilehome parks in the city, has proven useful in stabilizing rent in mobilehome parks; and
Establishment of rent regulations on spaces where ownership of the mobilehome is transferred but the mobilehome remains, sometimes referred to as “vacancy control, “ is an important part of rent control policy as it protects mobilehome owners from excessive space rent increases and permits sales of mobilehomes without “unconscionable” rent increases to the new owner; and
Rent control regulations, including vacancy control can assist in protecting affordable housing in combination with city programs and actions to help provide a variety of housing types within a range of costs affordable to the low and very low income households; and
A significant number of residents have become residents following the effective date of Ordinance No. 1564 on October 16, 1989, and were required to pay a rental rate substantially higher than comparable spaces; and
Many residents of such spaces are senior citizens on fixed incomes and have been forced to pay unnecessarily high rents and/or have been constrained in their ability to sell their mobilehomes.
This city council desires to enact a measure that would regulate rent increases upon in-place transfers of mobilehomes.
L. The city council has reviewed the findings above set forth in subsections A through K of this section and finds them to be still true and correct and continues to find a profound need for continued mobilehome rent stabilization. (Ord. 1654 (20. 01. 010), 1993).
20. 04. 020 Definitions.
A. “Arbitration” is a process much like a trial where the arbitrator listens to both sides and makes a decision (called an award) for the disputing parties.

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B. “Capital improvements” means those new improvements which directly and primarily benefit and serve the existing mobilehome park homeowners by materially adding to the value of the mobilehome park, appreciably prolonging its useful life, or adapting it to new uses, and which are required to be amortized over the useful life of the improvements pursuant to the provisions of the Internal Revenue Code and the regulations issued pursuant thereto. “Capital improvements costs” means all costs reasonably and necessarily related to the planning, engineering and construction of capital improvements and shall include debt service costs, if any, incurred as a direct result of the capital improvement.
C. “Capital replacement” means the substitution, replacement or reconstruction of a piece of equipment, machinery, streets, sidewalks, utility lines, landscaping, structures or part thereof of a value of five thousand dollars ($5, 000. 00) or more which materially benefits and adds value to the mobilehome park. “Capital replacement costs” means all costs reasonably and necessarily related to the planning, engineering and construction of capital replacement and shall include debt service costs, if any, incurred as a direct result of the capital replacement.
D. “Debt service costs” means the periodic payment or payments due under any security or financing device which is applicable to the mobilehome park including any fees, commissions, or other charges incurred in obtaining such financing.
E. “Representative” means a person appointed in writing by an owner, an operator, a homeowner, or a group of homeowners and authorized to represent the interest of, negotiate on behalf of, and bind the appointing party.
F. “Filing” means actual receipt of the item being filed by the person designated in this chapter to receive the item, or by his or her designee.
G. “Maintenance and operation costs” means all expenses, exclusive of costs of debt service, costs of capital improvements, and costs of capital replacement, incurred in the operation and maintenance of the mobilehome park, including but not limited to: real estate taxes, business taxes and fees (including fees payable by landlords under this chapter), insurance, sewer service charges, utilities, janitorial services, professional property management fees, pool maintenance, exterior building and grounds maintenance, supplies, equipment, refuse removal, and security services or systems.
H. “Mobilehome” means a structure as defined in Section 798. 3 of the Civil Code as follows:

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“Mobilehome” is a structure designed for human habitation and for being moved on a street or highway under permit pursuant to Section 35790 of the Vehicle Code. Mobilehome includes a manufactured home, as defined in Section 18007 of the Health and Safety Code, and a mobilehome, as defined in Section 18008 of the Health and Safety Code, but does not include a recreational vehicle, as defined in Section 799. 24 of this code and Section 18010 of the Health and Safety Code or a commercial coach as defined in Section 18001. 8 of the Health and Safety Code.
I. “Mobilehome owner” or “homeowner” means any person legally occupying a mobilehome dwelling unit pursuant to ownership thereof within a mobilehome park and holding a rental or lease agreement with the park owner.
J. “Operator” means the owner, operator, or property manager of a mobilehome park within the city.
K. “Owner” means the owner or lessor of real property used for a mobilehome park within the city.
L. “Rent” means the consideration, including any bonus, benefits or gratuity, demanded or received in connection with the use and occupancy of a mobilehome lot in a mobilehome park, including services and amenities, and for the use of real property used for the operation of a mobilehome park, but exclusive of any amounts paid for the use of the mobilehome dwelling unit.
M. “Rent increase” means any additional rent demanded of or paid by a homeowner for a rental lot and related amenities, including any reduction or elimination of amenities without a corresponding reduction in the moneys demanded or paid for rent, and any additional rent demanded of or paid by an operator for rental of real property used for the operation of a mobilehome park. Any portion of a rent increase assessed for capital replacements or capital improvements shall be separately identified and shall not be included in the base rent.
N. “Rental lot” means a lot rented in a mobilehome park or offered for rent in the city for the purpose of occupancy by a mobilehome with all services connected with the use of occupancy thereof.
O. “Services” means those facilities which enhance the use of the rental lot, including, but not limited to, repairs, replacement, maintenance, painting, heat, hot and cold water, utilities, security devices, laundry facilities and privileges, janitorial service, refuse removal, telephone service, and meeting, recreational, and other facilities in common areas of the mobilehome park in which the lots are located. (Ord. 1743 § 1,

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1999; Ord. 1654 (20. 02. 020), 1993). 20. 04. 030 Applicability.
The provisions of this title apply only to mobilehome parks which contain mobilehomes as defined in this title and to the mobilehomes within such parks. (Ord. 1654 (20. 03. 030), 1993).
20. 04. 040 Notice requirements.
Any owner/operator wishing to claim an exemption from this title based upon Civil Code Section 798. 17 shall provide the following notice to any person and in the manner specified in this section.
A notice which conforms to the following language and printed in bold capital letters of the same type size as the largest type size used in the rental agreement shall be presented to any prospective purchaser at the time of presentation of a rental agreement creating a tenancy with a term greater than twelve (12) months:
IMPORTANT NOTICE TO PROSPECTIVE PURCHASER REGARDING THE PROPOSED RENTAL AGREEMENT FOR ___________ MOBILEHOME PARK. PLEASE TAKE NOTICE THAT THIS RENTAL AGREEMENT CREATES A TENANCY WITH A TERM IN EXCESS OF TWELVE MONTHS. BY SIGNING THIS RENTAL AGREEMENT, YOU ARE EXEMPTING THIS MOBILEHOME SITE FROM THE PROVISIONS OF THE CITY OF SAN RAFAEL MOBILEHOME RENT STABILIZATION ORDINANCE FOR THE TERM OF THIS RENTAL AGREEMENT. THE CITY OF SAN RAFAEL MOBILEHOME RENT STABILIZATION ORDINANCE AND THE STATE MOBILEHOME RESIDENCY LAW (CALIFORNIA CIVIL CODE SECTION 798 et seq. ) GIVE YOU CERTAIN RIGHTS. BEFORE SIGNING THIS RENTAL AGREEMENT YOU MAY CHOOSE TO SEE A LAWYER. UNDER THE PROVISIONS OF THE MOBILEHOME RENT STABILIZATION ORDINANCE, YOU HAVE A RIGHT TO BE OFFERED A RENTAL AGREEMENT FOR (1) A TERM OF TWELVE MONTHS, OR (2) A LESSER PERIOD AS YOU MAY REQUEST, OR (3) A LONGER PERIOD AS YOU AND THE MOBILEHOME PARK MANAGEMENT MAY AGREE. YOU HAVE A RIGHT TO REVIEW THIS AGREEMENT FOR AT LEAST 30 DAYS BEFORE ACCEPTING OR REJECTING IT. IF YOU SIGN THE AGREEMENT, YOU MAY CANCEL THE AGREEMENT BY NOTIFYING THE PARK MANAGEMENT IN WRITING WITHIN 72 HOURS OF YOUR EXECUTION OF THE AGREEMENT. IT IS UNLAWFUL FOR A MOBILEHOME PARK OWNER OR ANY AGENT OR REPRESENTATIVE OF THE OWNER TO DISCRIMINATE AGAINST YOU BECAUSE OF THE EXERCISE OF ANY RIGHTS YOU MAY HAVE UNDER THE CITY OF SAN RAFAEL MOBILEHOME RENT STABILIZATION ORDINANCE, OR BECAUSE OF YOUR CHOICE TO ENTER INTO A RENTAL AGREEMENT WHICH IS SUBJECT TO THE PROVISIONS OF THAT LAW.
The notice shall contain a place for the prospective purchaser to acknowledge receipt of the notice and shall also contain an acknowledgment signed by owner/operator that the notice has been given to the prospective purchaser according to this section. A

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copy of the notice executed by owner/operator shall be provided to the prospective purchaser. (Ord. 1654 (20.03.040), 1993).
20.04.050 Purchaser’s rights.
A prospective purchaser of a mobilehome which is subject to an in-place transfer shall have all the same rights as a homeowner, as defined in Civil Code Section 798.18 including:
A. The right to be offered a rental agreement for (1) a term of twelve (12) months, or (2) a lesser period as the homeowner may request or (3) a longer period as mutually agreed upon by both the homeowner and management.
B. The right to reject the offer of a rental agreement in excess of twelve (12) months and instead accept a rental agreement for a term of twelve (12) months or less from the date the offered rental agreement begins.
C. The owner/operator of any park shall file a standard multiyear residency agreement in the office of the city clerk. A standard form of written rejection approved by the city attorney’s office shall also be filed in the office of the city clerk. A prospective purchaser may elect to reject a rental agreement in excess of twelve (12) months by executing the standard form of written rejection which incorporates applicable terms and conditions of the owner’s standard multiyear residency agreement on file in the office of the city clerk. The execution of said written rejection shall be deemed to be a rental agreement between the purchaser and the owner with a month-to-month tenancy and with the rent limitations as set forth in this chapter sufficient for compliance with Civil Code Section 798.75(a). (Ord. 1654 (20.03.050), 1993).
20.04.060 Administration.
The city manager shall establish administrative procedures for the implementation of this title. (Ord. 1654 (20.10.260), 1993).
Chapter 20.08 RENT INCREASES
20.08.010 Increases subject to review—Exceptions.
20.08.020 Notices.

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20.08.030 Limitations on rent increases.
20.08.010 Increases subject to review—Exceptions.
A. Except as provided in subsection B of this section, any rent increase including rent on change of ownership as hereinafter defined under subsection C of this section, Vacancy Control, proposed to take effect on or after February 1, 1993, shall be subject to this title.
B. The following rent increases shall be exempt from review under this title.
1. Except as provided in subsections (B)(2) and (3) of this section any rent increase for any mobilehome lot in any twelve (12) month period which is equal to or less than the rent charged on the date twelve (12) months prior to the date the increase is to take effect, multiplied by a cost of living factor and rounded off to the nearest dollar. ~~The cost of living factor shall be as follows:~~

~~One Hundred Percent~~	~~1.00 (CPI/C)~~	~~where CPI/C is equal to or less than five percent (5%).~~
~~Seventy-five Percent~~	~~.75 (CPI/C)~~	~~or five percent (5%), whichever is greater, where CPI/C is greater than five percent (5%) and equal to or less than 10 percent (10%).~~
~~Sixty-six Percent~~	~~.66 (CPI/C)~~	~~or seven and a half percent (7.5%), whichever is greater, where CPI/C is greater than 10 percent (10%).~~
~~“CPI/C”~~ The cost of living factor shall be seventy-five percent (75%) of the CPI/C, where the CPI/C shall mean the percentage change in the consumer price index (“CPI”) for California, All Urban Consumers, San Francisco-Oakland-San Jose areas, as published by the Bureau of Labor Statistics, San Francisco, over the most recent twelve month period for which figures are available through the month before the month preceding the date notice of the rent

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increase is given. The most recently published CPI figure available at the time the rent increase notice is given shall be used for the calculation. The city of San Rafael will supply each owner and/or operator the published CPI figure to be used in any rent increase. Each owner and/or operator shall post such document in a conspicuous place in the park office or office area, where it can easily be seen by the park homeowners. Capital replacement and/or capital improvement assessment(s) shall not be included in the base rent nor eligible for automatic CPI increases under this section.
2. Mobilehome spaces where the homeowner and the mobilehome owner/operator have entered into a negotiated lease agreement that exempts the space in accordance with subdivision (b) of Civil Code Section 798.17.
3. Mobilehome spaces that are “new construction” as defined in Civil Code Section 798.7 and as exempted in accordance with Civil Code Section 798.45.
C. Vacancy Control. When a mobilehome is transferred by the homeowner to another with the mobilehome remaining on the space, it is sometimes referred to as an “in-place transfer.” No increase in rent shall be imposed upon an in-place transfer of a mobilehome.
When a mobilehome space becomes vacant and the mobilehome which is located thereon is removed from the space, the space rental shall not be increased upon re-rental of the space unless otherwise exempted under the provisions of subsections (B)(2) and (3) of this section.
D. Base Rent Provisions. In the event a mobilehome space is exempted from the provisions of this title by reason of the existence of a space rent agreement that meets the requirements of Civil Code Section 798.17, and that agreement expires, the base space rent for that space shall be the space rent in effect for that space immediately preceding the expiration of the agreement.
In the event a mobilehome space was subject to the space rent restrictions of this title and between October 16, 1989 and February 1, 1993, was subject to an in-place transfer, the space rent that was demanded by the park owner immediately preceding February 1, 1993, shall be the base space rent for the space.
E. Freeze. Notwithstanding the provision for annual adjustment of space rents as provided in subsection (B)(1) of this section, a freeze in space rent shall be effected as set forth below for spaces where a mobilehome space was exempted from the space rental provisions of this title by reason of the existence of a space rent agreement in accordance with Civil Code Section 798.17 and that agreement expires or where there has been an in-place transfer of a

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mobilehome between October 16, 1989 and February 1, 1993.
The base space rent for said spaces shall remain frozen until such time as the base rent is less than or equal to the rent said space would have been under the Rent Stabilization Ordinance. Upon attainment of the level set forth in the preceding sentence, the space rent freeze provided for in this paragraph shall be lifted and the rent limitations of subsection B of this section shall then apply.
In the event the rent that a particular space would be if the space had been subject to the provisions of this title under rent stabilization cannot be determined for any reason, the base rent for said space shall remain frozen until such time that the lowest rent for a comparable space in a park on February 1, 1993, where no space rent agreement that was exempt from the provisions of this title expired or where no in-place transfer took place between October 16, 1989 and February 1, 1993 attains the same level as the base rent determined in accordance with subsection D of this section for said space. Thereafter the provisions of subsection (B)(1) of this section shall then apply.
The owners shall not have any obligation to return any rents heretofore collected under exempt rental agreements or under rent control ordinances numbers 1564, 1584 and 1644. Ordinance number 1644 was not intended to impose on owners any obligation to roll-back rents at mobilehome parks in San Rafael.
The freeze provisions of this subsection are to only have prospective application from the effective date of Ordinance No. 1644. (Ord. 1743 § 2, 1999; Ord. 1654 (20.04.040), 1993).
20.08.020 Notices.
The owner/operator is required to furnish to the city manager or an authorized designee at least ninety (90) days before the effective date of any rent increase, a complete list of the existing rent for each space within the park together with a copy of any rental agreement or lease applicable to all spaces within the park. The lease or rental agreement is required to show the commencement and expiration date as well as the initial rent applicable under the agreement.
Ninety (90) days prior to any increase in rents, the operator shall provide each homeowner and the owner shall provide each operator with written notice setting the amount of the proposed increase, the then current rent and whether or not in the owner’s and/or operator’s opinion such increase is exempt from review under the provisions of this title. (Ord. 1654 (20.05.050), 1993).

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20.08.030 Limitations on rent increases.
Each park operator shall, by November 1, 1989, establish an anniversary date for all rent increases, and such yearly increases, if any, except as specified below, shall be enacted only on the anniversary date of that park, which date shall also be posted in the park office or office area where it can easily be seen by the homeowners. The increases allowed by the terms of this title shall be applied equally on such annual basis to all lots subject to an increase as provided herein. The operator shall notify the city manager’s office in writing of such anniversary date on or before November 1, 1989.
The operator, in calculating the amount of increase allowed, shall use the average rent per lot subject to the terms of this title. This figure shall be determined by dividing the number of lots subject to the terms of this title into the total gross rent receipts received from those lots. The CPI increase shall then be applied to that average lot rent, to determine the actual dollar increase.
The owner, in calculating the amount of increase allowed, shall apply increases as allowed in Section 20.08.010 (B) to the current yearly rent to determine the actual dollar increase.
After the calculations showing the amount of anticipated increase and how the increase was determined has been approved and reviewed by the city manager or his or her designee, said calculations and method determining the increase shall both be posted in the park office or office area where it can easily be seen by the homeowners and a declaration of posting shall be forwarded to the city manager’s office within five (5) days thereafter.
Failure to timely comply with the provisions of Sections 20.08.020 and 20.08.030 shall defer the effective date of any proposed annual increase until ninety (90) days after compliance. (Ord. 1654 (20.06.060), 1993).
Chapter 20.12 RENTAL DISPUTE HEARING PROCESS
20.12.010 Petition filing.
20.12.020 Filing fees.
20.12.030 Consultant services.

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20.12.040 Supporting information.
20.12.050 Submission of petition by owner or operator.
20.12.060 Appointment of arbitrator.
20.12.070 Arbitration hearing.
20.12.080 Recording.
20.12.090 Appeal.
20.12.100 Arbitration—Paying all costs.
20.12.110 Standards of reasonableness to be applied to rent increases.
20.12.010 Petition filing.
Within forty-five (45) days after the notice provided in 20.08.020, upon the written petition of more than twenty-five percent (25%) of the homeowners of any mobilehome park without rental agreements exempt in accordance with Civil Code Section 798.17 filed with the city clerk as set forth in this title, the rental dispute hearing process may be invoked. A copy of the petition shall be provided to the operator or representatives at the same time. The petition shall include the names, addresses, and telephone numbers of the authorized homeowner representatives. The petition shall also include such supporting materials as the city manager shall prescribe including, but not limited to, a copy of the owner’s notice of space rent increase. The petition shall be verified. (Ord. 1654 (20.07.070 (A)), 1993).
20.12.020 Filing fees.
The fee for filing a petition shall be two (2) times the then current daily rate for American Arbitration Association services. Upon receipt of the petition and filing fee from homeowners, the city manager shall notify the owner/operator of the receipt of the petition and shall require from the owner/operator a like fee. The filing fees may be adjusted by resolution of the city council from time to time to cover administrative costs and the cost of arbitration services. (Ord. 1654 (20.07.070 (B)), 1993).

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20.12.030 Consultant services.
The city manager may, from time-to-time, employ the services of an accountant to supply information to the arbitrator such as the past twelve (12) months’ CPI, a profit income to revenue statement, a profit income to investment statement, or such other financial data as may be independently required for or requested by the arbitrator. The fees for the consultant services may be paid from the filing fees or by the city from redevelopment low and moderate income set aside funds. (Ord. 1654 (20.07.070 (0), 1993).
20.12.040 Supporting information.
Within thirty (30) days after the filing of a petition, the homeowners and the owner/operator shall file with the city clerk all information reasonably available in support of or opposition to any proposed increase of rent. Copies of said supporting information shall be provided to the opposing party and the arbitrator. (Ord. 1654 (20.07.070 (D)), 1993).
20.12.050 Submission of petition by owner or operator.
Any Operator or owner whose mobilehome park is subject to the provisions of this title and who seeks to increase rent in excess of the provisions of this title, or contends that the freeze of rents as provided by Section 20.08.010 (E) does not result in a just and reasonable return shall be required to invoke the hearing process by a petition filed with the city clerk which shall be heard and processed in the same manner as provided in this title for homeowner applications; provided, that the owner/operator shall notify, in writing, all homeowners or operators subject to such rental increase with proof of service of such notification listing the names and addresses of each affected homeowner and/or operator. (Ord. 1654 (20.07.070 (E)), 1993).
20.12.060 Appointment of arbitrator.
The city manager shall appoint the arbitrator. The parties may submit to the city manager a list of three nominees who are members of the American Arbitration Association. The city manager may also

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consider retired judges of courts of record, or additional members of the American Arbitration Association or other experienced professional arbitrators. The city manager will give deference to any nominee agreed to by the parties. The arbitrator shall not own any interest in a mobilehome park, or be the operator of a mobilehome park or be a resident of a mobilehome park. (Ord. 1654 (20.07.070 (F)), 1993).
20.12.070 Arbitration hearing.
The arbitrator shall set a hearing within thirty (30) days after the date the arbitrator was selected.
Any party or their counsel may appear and offer such documents, testimony, written declarations or other evidence as may be pertinent to the proceedings. The hearing may be continued at the request of each party for not to exceed ten (10) days. The arbitrator may continue the hearing for a reasonable time upon a showing of good cause. The burden of proving the amount of a rent increase is reasonable shall be on the owner by a preponderance of the evidence. The hearing need not be conducted according to technical rules of evidence.
The arbitrator shall render within fifteen (15) days of the hearing a written decision together with the reasons for said decision determining the amount of allowable rent increase, if any, in accordance with the standards of Section 20.12.110. (Ord. 1654 (20.07.070 (G)), 1993).
20.12.080 Recording.
The party requesting arbitration shall arrange to have a court reporter present to record the proceeding before the arbitrator. (Ord. 1654 (20.07.070 (H)), 1993).
20.12.090 Appeal.
Upon the written request of any party within fifteen (15) days of the arbitrator’s decision, the decision of the arbitrator can be appealed and reviewed by the city council. The appeal shall consist of a review of the record of the proceedings before the arbitrator and upon a showing of good cause in accordance with the provisions of the Code of Civil Procedure Section 1094.5(e), the city council

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may permit additional evidence at the hearing on the appeal. The appealing party shall cause a transcript to be prepared by the certified court reporter. Within fifteen (15) days after the original transcript is filed with the city clerk the appeal will be set for hearing. The city council may affirm, modify or reverse the decision of the arbitrator. The decision of the city council is final. The decision of the city council will be subject to the provision of California Code of Civil Procedure Section 1094.5. (Ord. 1654 (20.07.070 (I)), 1993).
20.12.100 Arbitration—Paying all costs.
The party requesting arbitration shall be responsible for paying all costs associated with the selection and retention of the arbitrator; provided, that if the arbitration is requested by the owner/operator, and the final arbitration award is eighty percent (80%) or more of the increase requested by the owner/operator, not previously granted by an arbitrator, the owner/operator shall be allowed to pass the costs through to the homeowners, spread over a one (1) year period in addition to any increase allowed. If the arbitration is requested by the homeowners and the final arbitration award is eighty percent (80%) or more of the reduction requested by the homeowners, not previously granted by an arbitrator, the operator shall refund such cost in a lump sum to the homeowners within thirty (30) days to be distributed to the contributing homeowners in accordance with their contributions. (Ord. 1654 (20.10.130), 1993).
20.12.110 Standards of reasonableness to be applied to rent increases.
A. Standards of reasonableness applicable to rent increases in order to assure owner and/or operator a fair and reasonable return to be considered by the arbitrator are:
1. The rental history of the mobilehome park, including:
a. The presence or absence of past increases,
b. The frequency of past rent increases and the amounts,
c. The owner and/or operator’s response to any tax-reduction measure,

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d. The occupancy rate of the mobilehome park in comparison to comparable units in the same general area;
2. The physical condition of the mobilehome park, including the quantity and quality of maintenance and repairs performed during the last twelve (12) months;
3. Any increases or reductions in services during the twelve (12) months prior to the effective date of the proposed increase;
4. Other financial information which the owner and/or operator are willing to provide;
5. Existing market value of rents for mobilehome spaces in communities with housing comparable to San Rafael;
6. Cost to replace the park;
7. Changes in the Consumer Price Index for All Urban Consumers, San Francisco-Oakland-San Jose areas published by the Bureau of Labor Statistics;
8. Any costs incurred as a result of a natural disaster and only to the extent such costs have not been reimbursed to the owner by insurance or other sources;
9. The arbitrator shall not consider changes in operating or other expenses caused by the park owner’s refinancing of the park.
B. In determining an owner and/or operator’s fair and reasonable return, the arbitrator shall consider all relevant factors, such as the owner’s and/or operator’s investment in the mobilehome park and the owner’s net operating income; provided, that the determination may include a review of the replacement cost of the park.
In any determination of what constitutes a reasonable rent increase under the circumstances, the arbitrator shall consider and weigh evidence establishing the nature and extent of any violations by either the owner, the operator, or homeowners of the city building and housing codes. Any rent increase may be disallowed, reduced, or made subject to reasonable conditions, depending on the severity of such violations. (Ord. 1654 (20.10.180), 1993).
Chapter 20.16 REMEDIES—VIOLATIONS—PENALTIES

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20.16.010 Services.
20.16.020 Fair return hearing.
20.16.030 Retaliation.
20.16.040 Civil remedies.
20.16.050 Penalties.
20.16.010 Services.
During the term of operation of this title, no operator shall reduce or eliminate any service to any rental lot unless a proportionate share of the cost savings, due to such reduction or elimination, is simultaneously passed on to the homeowner in the form of a decrease in existing rent or a decrease in the amount of a rent increase otherwise proposed and permitted by this chapter. (Ord. 1654 (20.10.190), 1993).
20.16.020 Fair return hearing.
In the event an owner invokes the rental dispute process by reason of the freeze provisions contained in Section 20.08.010 (E) the owner shall include in the petition the following additional information:
1. The name and address of the mobilehome park owner;
2. The name of the mobilehome park;
3. For each mobilehome space subject to a freeze by reason of an in-place transfer or expiration of a rental agreement in excess of twelve (12) months:
a. The number of the lot or space on which the mobilehome is located together with an executed copy of the most recent rental agreement for said space,
b. The name and address of the transferor of the mobilehome,
c. The name and address of the transferee of the mobilehome,

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d. The date of transfer,
e. The rent charged prior to transfer,
f. The rent charged following the transfer,
g. The rent proposed as a fair and reasonable return,
h. All previous transfers of the mobilehome located in the affected mobilehome space since October 16, 1989, together with the information requested in subdivisions (a) through (g) for each such transfer;
4. The name and address of the person who signed the notice;
5. The park owner shall mail a copy of the petition to all mobilehome owners whose rents are the subject of the petition. The petition shall contain a proof of service that a copy of the petition was mailed to all such mobilehome owners;
6. The park owner shall bear the burden of proving by a preponderance of the evidence at the hearing that because of the rent freeze, the park owner is unable to obtain a fair and reasonable return;
7. The fair and reasonable return hearing shall be in accordance with the arbitration proceedings of Chapter 20.12. (Ord. 1654 (20.10.205), 1993).
20.16.030 Retaliation.
A. No operator shall in any way retaliate against any homeowner for the homeowner’s assertion or exercise of any right under this title. Such retaliation shall be subject to suit for actual and punitive damages, injunctive relief and attorney’s fees and costs. Such retaliation shall also be an available defense in an unlawful detainer action.
No owner shall in any way retaliate against any operator for the operator’s assertion or exercise of any right under this title. Such retaliation shall be subject to suit for actual and punitive damages, injunctive relief and attorney’s fees and costs. Such retaliation shall also be an available defense in an unlawful detainer action.
B. No homeowner shall in any way retaliate against any operator for the operator’s assertion or exercise of any right under this title. Such retaliation shall be subject to suit for actual and punitive damages, injunctive relief and attorney’s fees and costs.

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No homeowner shall in any way retaliate against any owner for the owner’s assertion or exercise of any right under this title. Such retaliation shall be subject to suit for actual and punitive damages, injunctive relief and attorney’s fees and costs. (Ord. 1654 (20.10.210), 1993).
20.16.040 Civil remedies.
If any owner or operator demands, accepts, receives, or retains any payment of rent in excess of the maximum lawful lot rent, as determined under this title, the homeowners of such park affected by such violation, individually or by class action, may seek relief in a court of appropriate jurisdiction for injunctive relief and/or damages. In any such court proceeding, the prevailing party shall be awarded his reasonable attorney’s fees and the court, in its discretion and in addition to any other relief granted or damages awarded, shall be empowered to award to each affected homeowner civil damages in the sum of not more than three (3) times the total monthly lot rent demanded by the operator from each such homeowner.
If any owner demands, accepts, receives or retains any payment of rent in excess of the maximum lawful lot rent, as determined under this title, the operators of such park affected by such violation, individually or by class action, may seek relief in a court of appropriate jurisdiction for injunctive relief and/or damages. In any such court proceeding, the prevailing party shall be awarded his reasonable attorney’s fees and the court, in its discretion and in addition to any other relief granted or damages awarded, shall be empowered to award to each affected operator civil damages in the sum of not more than three (3) times the total monthly lot rent demanded by the owner from each such operator. (Ord. 1654 (20.10.220), 1993).
20.16.050 Penalties.
Any person, firm, or corporation violating any of the provisions of this title shall be deemed guilty of a misdemeanor and such person shall be deemed guilty of a separate offense for each and every day or portion thereof during which any violation of the provisions of this title is committed, continued or permitted, and upon conviction of any such violation, such person shall be punishable by a fine of not more than five hundred dollars ($500.00), or by imprisonment for not more than six (6) months, or both such fine and imprisonment. (Ord. 1654 (20.10.230), 1993).